As filed with the Securities and Exchange Commission on May 1, 2006

Registration No. 333-124724

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3
TO FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

__________

Colorado	Americana Distribution, Inc.	84-1453702
(State or Other Jurisdiction of Incorporation	(Name of Registrant in Our Charter)	(I.R.S. Employer Identification No.)
or Organization)
Donna Silverman
195 Route 9, Suite 204		195 Route 9, Suite 204
Manalapan, New Jersey 07226		Manalapan, New Jersey 07226
(973) 726-5240	2731	(973) 726-5240
(Address and telephone number of Principal	(Primary Standard Industrial	(Name, address and telephone number
Executive Offices and Principal Place of Business)	Classification Code Number)	of agent for service)

Copies to:
Clayton E. Parker, Esq. Kirkpatrick & Lockhart Nicholson Graham LLP 201 S. Biscayne Boulevard, Suite 2000 Miami, Florida 33131 Telephone: (305) 539-3300 Telecopier: (305) 358-7095	Ronald S. Haligman, Esq. Kirkpatrick & Lockhart Nicholson Graham LLP 201 S. Biscayne Boulevard, Suite 2000 Miami, Florida 33131 Telephone: (305) 539-3300 Telecopier: (305) 358-7095

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

AMERICANA DISTRIBUTION, INC.
(formerly known as Americana Publishing, Inc.)

140,875,000 shares of Common Stock

This prospectus relates to the sale of up to 140,875,000 shares of Americana Distribution, Inc. common stock by certain persons who are stockholders of Americana, including Cornell Capital Partners, LP (“Cornell Capital Partners”) and Newbridge Securities Corporation. Please refer to “Selling Stockholders” beginning on page 10. Americana is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. Americana will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement, which was entered into between Americana and Cornell Capital Partners, and no other stockholders. All costs associated with this registration will be borne by Americana. Americana has agreed to allow Cornell Capital Partners to retain 10% of the proceeds raised under the Standby Equity Distribution Agreement, which is more fully described below. Americana will not use any proceeds that it may receive under the Standby Equity Distribution to repay Montgomery Equity Partners, Ltd. any amounts owed to it under a secured promissory note as long as Montgomery Equity Partners, Ltd. holds such secured promissory note.

The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. On April 20, 2006, the last reported sale price of our common stock was $0.0028 per share. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “ADBN.OB”. These prices will fluctuate based on the demand for the shares of common stock.

The selling stockholders include Cornell Capital Partners, who intends to sell up to 140,000,000 shares of common stock, 125,000,000 of which are under the Standby Equity Distribution Agreement, 1,478,940 were received from Americana as a one-time commitment fee under the Standby Equity Distribution Agreement and 13,521,060 shares are underlying warrants issued to Cornell Capital Partners in connection with the Standby Equity Distribution Agreement.

Cornell Capital Partners is an “underwriter” within the meaning of the Securities Act of 1933, as amended, in connection with the sale of common stock under the Standby Equity Distribution Agreement. Cornell Capital Partners will pay Americana 95% of, or a 5% discount to, the lowest volume weighted average price of the common stock during the five consecutive trading day period immediately following an advance notice date issued pursuant to the Standby Equity Distribution Agreement. In addition, Cornell Capital Partners will retain 10% of each advance under the Standby Equity Distribution Agreement. Cornell Capital Partners also received a one-time commitment fee in the form of 1,478,940 shares of common stock under the Standby Equity Distribution Agreement. The 5% discount, the 10% retainage fee and the commitment fee shares are underwriting discounts payable to Cornell Capital Partners.

Americana engaged Newbridge Securities Corporation, an unaffiliated registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. Newbridge Securities Corporation was paid a fee of $10,000 by the issuance of 500,000 shares of Americana’s common stock.

Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

These securities are speculative and involve a high degree of risk.

Please refer to “Risk Factors” beginning on page 4.

The information in this prospectus is not complete and may be changed. This selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer these securities in any state where the offer or sale is not permitted.

With the exception of Cornell Capital Partners, which is an “underwriter” within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate twenty-four months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______________ ___, 2006.

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TABLE OF CONTENTS

TABLE OF CONTENTS	i
PROSPECTUS SUMMARY	1
THE OFFERING	2
RISK FACTORS	4
FORWARD-LOOKING STATEMENTS	9
SELLING STOCKHOLDERS	10
USE OF PROCEEDS	12
DILUTION	13
STANDBY EQUITY DISTRIBUTION AGREEMENT	14
PLAN OF DISTRIBUTION	17
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	19
DESCRIPTION OF BUSINESS	24
MANAGEMENT	29
PRINCIPAL STOCKHOLDERS	35
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND OTHER STOCKHOLDER MATTERS	36
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	37
DESCRIPTION OF CAPITAL STOCK	38
EXPERTS	40
LEGAL MATTERS	40
AVAILABLE INFORMATION	40
FINANCIAL STATEMENTS	F-i
PART II	II-1
SIGNATURES	II-11

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PROSPECTUS SUMMARY

The following is only a summary of the information, financial statements and the notes included in this prospectus. You should read the entire prospectus carefully, including “Risk Factors” and our Financial Statements and the notes to the Financial Statements before making any investment decision.

Our Company

On January 9, 2006, we announced that Americana is restructuring and will be focusing on adding new products and distributing to a wider market segment. Americana Distribution currently has two (2) subsidiaries: Americana Licensing Holding Inc. and Americana Imports and Trading Inc. Americana Licensing is a license and royalty management company. The company’s main focus is the implementation and expansion of comprehensive licensing programs designed to maximize royalty income for its clients. The company manages all aspects of royalty collection and distribution for its clients and sells licenses on their behalf. Americana Imports and Trading has emerged as a significant source of imported rugs and furniture in the Midwest. In the process, the company has expanded its realm of product mix from high-end Oriental rugs to more affordable home goods. Such diversity in products has been a key advantage in acquiring more and more of the market share, from small retailers to mass merchandisers. Americana Imports & Trading currently reflects a strong hold in supplying and/or manufacturing home décor goods to large nationwide chains such as Sam’s Club, chain stores such as Slumberland, large retailers such as Becker Furniture World and numerous small retailers across the Midwest.

Americana is currently looking to expand our product lines beyond our traditional base of printed and audio books. With the advent of downloadable content and print-on-demand books, we are exploring a range of new products and distribution models in both traditional and electronic formats.

Historically, we have been a multi-media publishing company and wholesale product provider to media distributors, operating under the belief that consumers desire audio books, e-books, CD-ROMs or a downloadable digital file in addition to traditional print books and that many publishers in the United States are unable to, or choose not to, publish manuscripts in alternative formats. Therefore, we have historically published and sold audio books, print books and electronic books in a variety of genres, including mystery, western, personal development, spiritual and children’s publications. Books are selected for publication based on information that we receive from book buyers and from our network of wholesale distributors. We receive manuscripts from independent authors, as well as from publishing houses. Historically we have licensed the manuscripts we have published either directly from the author or from the publishing house. Currently, we hold license rights to over 500 titles and during 2004, we published over 160 titles. In the past our products were sold through a network of industry sector distributors who purchase the products from us wholesale.

We did not have any sales in the fourth quarter 2005. While we are still in the audio book business, we are reevaluating our efforts to market in a more direct manner to independent truck stops, offering other products in addition to the audio books. Through our subsidiary Americana Imports and Trading, we intend to present our product line to major national wholesalers, as well as to introduce the products of Americana Imports and Trading to independent truck stops. We have had no revenues to date for the fiscal year 2006. Our current monthly expenses are approximately $12,000, which consist of professional fees for legal and accounting services. We believe that without additional external financing, we can continue in business for only two to three months.

About Us
Our principal executive offices are located at 195 Route 9, Suite 204, Manalpan, New Jersey 07726. Our telephone number is (973) 726-5240.

THE OFFERING

This offering relates to the sale of common stock by certain persons who are the selling stockholders consisting of (1) Cornell Capital Partners, who intends to sell up to 140,000,000 shares of common stock, 125,000,000 of which are under the Standby Equity Distribution Agreement, 1,478,940 were received as a one-time commitment fee under the Standby Equity Distribution Agreement, and 13,521,060 shares underlying a warrant issued to Cornell Capital Partners in connection with the Standby Equity Distribution Agreement; (2) Newbridge Securities Corporation, an unaffiliated broker-dealer, retained by Americana in connection with the Standby Equity Distribution Agreement, which intends to sell up to 500,000 shares of common stock issued as a placement agent fee; and (3) Montgomery Equity Partners, Ltd., which intends to sell up to 375,000 shares of common stock underlying a warrant.

The commitment amount of the Standby Equity Distribution Agreement is $10 million. At an assumed market price of $0.0028 per share, Americana would only be able to receive gross proceeds of $332,500 using the 125,000,000 shares being registered in the accompanying registration statement under the Standby Equity Distribution Agreement. Americana would be required to register 3,759,398,496 shares at this assumed price to obtain the entire $10 million available under the Standby Equity Distribution Agreement. Based on the limited number of available authorized shares of common stock, Americana would need to obtain shareholder approval to increase the authorized shares of common stock to access additional amounts under the Standby Equity Distribution Agreement. On October 6, 2005, we received net proceeds of $13,216 under the Standby Equity Distribution Agreement and issued 13,500,000 shares on October 6, 2005 and 10,630,833 shares on October 12, 2005 of our common stock in connection with this draw down.

Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically issue and sell to Cornell Capital Partners shares of our common stock for a total purchase price of $10 million. The amount of each advance is subject to a maximum weekly advance amount of $250,000, and we may not submit any advance within seven trading days of a prior advance. Cornell Capital Partners will pay Americana 95% of, or a 5% discount to, the lowest volume weighted average price of the common stock during the five consecutive trading day period immediately following the notice date. Of each advance made by the Company, Cornell Capital Partners shall retain 10% of each advance. In addition, Cornell Capital Partners received a one-time commitment fee in the form of 1,478,940 shares of common stock, under the Standby Equity Distribution Agreement. Cornell Capital Partners intends to sell any shares purchased under the Standby Equity Distribution Agreement at the then prevailing market price. Among other things, this prospectus relates to the shares of common stock to be issued under the Standby Equity Distribution Agreement. Americana will not use any proceeds that it may receive under the Standby Equity Distribution to repay Montgomery Equity Partners, Ltd. any amounts owed under a secured promissory note as long as Montgomery Equity Partners, Ltd. holds such secured promissory note. There are substantial risks to investors as a result of the issuance of shares of common stock under the Standby Equity Distribution Agreement. These risks include dilution of shareholders, significant decline in Americana’s stock price and our inability to draw sufficient funds when needed.

There is an inverse relationship between our stock price and the number of shares to be issued under the Standby Equity Distribution Agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the Standby Equity Distribution Agreement for a given advance. This inverse relationship is demonstrated by the following tables, which show the net cash to be received by Americana and the number of shares to be issued under the Standby Equity Distribution Agreement at a recent market price of $0.0028 per share and 25%, 50% and 75% discounts to the recent price.

Net Cash To Americana:

Market Price	$0.0028	$0.0021	$0.0014	$0.0007
Purchase Price	$0.00266	$0.0020	$0.00133	$0.000665
No. of Shares (1)	125,000,000	125,000,000	125,000,000	125,000,000
Total Outstanding (2)	313,311,142	313,311,142	313,311,142	313,311,142
Percent Outstanding (3)	39.9%	39.9%	39.9%	39.9%
Net Cash to Americana (4)	$332,500	$250,000	$166,250	$83,125

(1)
Represents the number of shares of common stock registered in the accompanying registration statement, which could be issued to Cornell Capital Partners under the Standby Equity Distribution Agreement at the prices set forth in the table.

(2)	Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners under the Standby Equity Distribution Agreement.
(3)	Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.
(4)	Net cash equals the gross proceeds minus the 10% retainage and $85,000 in offering expenses.

Number of Shares To Be Issued To Receive Gross Proceeds of $10 Million

Market Price:	$0.0028	$0.0021	$0.0014	$0.0007
Purchase Price:	$0.00266	$0.0020	$0.00133	$0.000665
No. of Shares: (1)	3,759,398,496(3)	5,000,000,000(3)	7,518,796,993(3)	15,037,593,985(3)
Total Outstanding: (4)	3,947,709,638	5,188,311,142	7,707,108,135	15,225,905,127
Percent Outstanding: (6)	95.23%	96.37%	97.56%	98.76%
Gross Proceeds to Americana: (7)	$10,000,000	$10,000,000	$10,000,000	$10,000,000

(1)
We are only registering 125,000,000 shares of common stock under this prospectus. We will need to register additional shares of common stock to obtain the entire $10 million available under the Standby Equity Distribution Agreement at these stated purchase prices.

(2)	Represents that total number of shares of common stock which would need to be issued at the stated purchase price.
(3)
At the stated purchase price and based on the limited number of available authorized shares of common stock, Americana would need to obtain shareholder approval to increase the authorized shares of common stock to obtain the entire $10 million available under the Standby Equity Distribution Agreement.

(4)
Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners under the Standby Equity Distribution Agreement, not including shares issued under the convertible debentures.

(5)
Americana’s current Articles of Incorporation, as amended, authorize the issuance of 500,000,000 shares of common stock. On March 8, 2006, the Company received written consents, in lieu of a meeting of Americana’s stockholders, from holders of 91,231,234 shares representing approximately 58% of the 158,461,142 shares of the total issued and outstanding shares of voting stock of the Company approving an amendment to the Articles of Incorporation of the Company.

(6)	Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.
(7)
On October 6, 2005, we received net proceeds of $13,216 under the Standby Equity Distribution Agreement and issued 13,500,000 shares on October 6, 2005 and 10,630,833 shares on October 12, 2005 of our common stock in connection with this draw down.

Common Stock Offered	140,875,000 shares by selling stockholders

Offering Price Market price

Common Stock Outstanding Before the Offering	188,311,142 shares as of April 20, 2006

Use of Proceeds
We will not receive any proceeds of the shares offered by the selling stockholders. Any proceeds we receive from the sale of common stock under the Standby Equity Distribution Agreement will be used for general working capital purposes. See “Use of Proceeds.”

Risk Factors	The securities offered hereby involve a high degree of risk and immediate substantial dilution. See “Risk Factors” and “Dilution.”

Over-the-Counter Bulletin Board Symbol	ADBN.OB

RISK FACTORS

We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related To Our Business

There Is Substantial Doubt About Our Ability To Continue As A Going Concern

During the years ended December 31, 2005 and 2004, Americana incurred losses of $2,362,898 and $819,901, respectively. In addition, as of December 31, 2005, our total current liabilities exceeded our total current assets by $2,117,683. In addition, as of December 31, 2005, these factors, among others, raise substantial doubt about our ability to continue as a going concern. Americana’s attainment of profitable operations is dependent upon obtaining adequate debt and equity financing and achieving a level of sales adequate to support our cost structure. Management plans to raise additional equity capital and continue to develop its products; however, these plans may not be successful and we may be forced to curtail or cease our business operation.

All Of Our Assets Are Pledged To Secure Certain Debt Obligations, Which We Could Fail To Repay

Pursuant to Promissory Note, dated April 1, 2005 in the principal amount of $820,000 issued to Montgomery Equity Partners, Ltd., we were required to secure such promissory note’s repayment with all of Americana’s assets. In the event we are unable to repay the convertible debenture, we could lose all of our assets and be forced to cease our operations. Currently, we are in default under this promissory note due to the nonpayment in full of the monthly interest payments commencing July 2005. Americana will not use any proceeds that it may receive under the Standby Equity Distribution to repay Montgomery Equity Partners, Ltd. any amounts owed to it under the secured promissory note as long as Montgomery Equity Partners, Ltd. holds such secured promissory note.

We Will Require Significant Additional Financing To Sustain Our Operations And Without It We Will Not Be Able To Continue Operations

At December 31, 2005 and 2004, we had a working capital deficit of $2,362,898 and $1.0 million, respectively. The Report of our Independent Registered Public Accounting Firm for the year ended December 31, 2004, includes an explanatory paragraph to their audit opinion stating that our recurring losses from operations and working capital deficiency raise substantial doubt about our ability to continue as a going concern. For the years ended December 31, 2005 and 2004, we had an operating cash flow deficit of $1,367,155 and $53,248 and positive operating cash of $196,432, respectively. We currently do not have sufficient financial resources to fund our operations. Therefore, we need substantial additional funds to continue these operations and pay certain existing obligations. Should the financing we require to sustain our working capital needs be unavailable, or prohibitively expensive when we require it, we would be forced to curtail or cease our business operations.

Existing Shareholders will Experience Significant Dilution from Our Sale of Shares under the Cornell Capital Equity Investment Agreement and Standby Equity Distribution Agreement and Any Other Equity Financing

The sale of shares pursuant to our agreement with Cornell Capital Partners or any other future equity financing transaction will have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price is, the more shares of common stock we will have to issue under the Standby Equity Distribution Agreement with Cornell Capital Partners. If our stock price is lower, then our existing stockholders would experience greater dilution. We cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement with Cornell Capital Partners or any other future equity financing transaction, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we do not know the exact amount of funds we will need. On October 6, 2005, we received net proceeds of $13,216 under the Standby Equity Distribution Agreement and issued 13,500,000 shares on October 6, 2005 and 10,630,833 shares on October 12, 2005 of our common stock in connection with this draw down.

Our Failure To Enforce Protection Of Our Intellectual Property Would Have A Material Adverse Effect On Our Business

A significant part of our success depends in part on our ability to obtain and defend our intellectual property, including patent protection for our products and processes, preserve our trade secrets, defend and enforce our rights against infringement and operate without infringing the proprietary rights of third parties, both in the United States and in other countries. Our limited amount of capital impedes our current ability to protect and defend our intellectual property.

The validity and breadth of our intellectual property claims involve complex legal and factual questions and, therefore, may be highly uncertain. Despite our efforts to protect our intellectual proprietary rights, existing copyright, trademark and trade secret laws afford only limited protection.

Our industry is characterized by frequent intellectual property litigation based on allegations of infringement of intellectual property rights. Although we are not aware of any intellectual property claims against us, we may be a party to litigation in the future.

Our Common Stock Is Deemed To Be “Penny Stock,” Subject To Special Requirement And Conditions And May Not Be A Suitable Investment

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stocks:

•   With a price of less than $5.00 per share;

•   That are not traded on a “recognized” national exchange;

•   Whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or

•   In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to resell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

We Rely On Management And Research Personnel, The Loss Of Whose Services Could Have A Material Adverse Effect Upon Our Business

We rely principally upon the services of our senior executive management, the loss of whose services could have a material adverse effect upon our business and prospects. Competition for appropriately qualified personnel is intense. Our ability to attract and retain highly qualified senior management are believed to be an important element of our future success. Our failure to attract and retain such personnel may, among other things, limit the rate at which we can expand operations and achieve profitability. There can be no assurance that we will be able to attract and retain senior management and key employees having competency in those substantive areas deemed important to the successful implementation of our plans, the inability to do so or any difficulties encountered by management in establishing effective working relationships among them may adversely affect our business and prospects. Currently, we do not carry key person life insurance for any of our executive management, or key employees.

We May Not Be Able To Access Sufficient Funds When Needed Under The Standby Equity Distribution Agreement And The Price Of Our Common Stock Will Affect Our Ability To Draw Down On The Standby Equity Distribution Agreement

Currently, we are dependent upon external financing to fund our operations. Our financing needs are expected to be provided, in large part, by our Standby Equity Distribution Agreement. The amount of each advance under the Standby Equity Distribution Agreement is subject to a maximum weekly amount equal to $250,000. Because of this maximum advance restriction, we may not be able to access sufficient funds when needed. If the market price of our shares of common stock declines, we would be required to issue more shares of common stock in order to draw down the same dollar amount of an advance than if our stock price were higher. On October 6, 2005, we received net proceeds of $13,216 under the Standby Equity Distribution Agreement and issued 13,500,000 shares on October 6, 2005 and 10,630,833 shares on October 12, 2005 of our common stock in connection with this draw down.

There is an inverse relationship between the price of our common stock and the number of shares of common stock, which will be issued under the Standby Equity Distribution Agreement. Based on our recent stock price of $0.0028, we would have to issue to Cornell Capital Partners 3,759,398,496 shares of our common stock in order to draw down the entire $10 million available to us under the Standby Equity Distribution Agreement. We are registering 125,000,000 shares of our common stock under the Standby Equity Distribution Agreement in the accompanying registration statement. On October 6, 2005, we received net proceeds of $13,216 under the Standby Equity Distribution Agreement and issued 13,500,000 shares on October 6, 2005 and 10,630,833 shares on October 12, 2005 of our common stock in connection with this draw down. As of April 20, 2006, we had 158,461,142 shares of common stock issued and outstanding. Currently, our Articles of Incorporation authorize Americana to issue 500 million shares of common stock. On March 8, 2006, the Company received written consents, in lieu of a meeting of Americana’s stockholders, from holders of 91,231,234 shares representing approximately 58% of the total 158,461,142 shares of the total issued and outstanding shares of voting stock of the Company approving an amendment to the Articles of Incorporation of the Company to increase the maximum number of shares of stock that the Company shall be authorized to have outstanding at any time to 2,000,000,000 shares of common stock. In the event we desire to draw down any available amounts remaining under the Standby Equity Distribution Agreement after we have issued the 125,000,000 shares being registered in the accompanying registration statement, we will have to file a new registration statement to cover such additional shares. Unless we obtain profitable operations, it is unlikely that we will be able to secure additional financing from external sources other than our Standby Equity Distribution Agreement. Therefore, if we are unable to draw down on our Standby Equity Distribution Agreement, we may be forced to curtail or cease our business operations.

In addition, pursuant to the terms of the Standby Equity Distribution Agreement, Cornell Capital Partners may not own more than 9.9% of our outstanding shares of common stock. In the event Cornell Capital Partners is unable to sell the shares of our common stock that are issued after we receive an advance in order to keep them below 9.9% beneficial ownership, we might not be able to draw down additional funds when needed under the Standby Equity Distribution Agreement. Therefore, if we are unable to draw down on our Standby Equity Distribution Agreement, we may be forced to curtail or cease our business operations.

Our Common Stock May Be Affected By Limited Trading Volume And May Fluctuate Significantly

Our common stock is currently traded on the Over-the-Counter Bulletin Board. Prior to this offering, there has been a limited public market for our common stock and there can be no assurance that an active trading market for our common stock will develop. As a result, this could adversely affect our shareholders’ ability to sell our common stock in short time periods, or possibly at all. Our common stock is thinly traded compared to larger, more widely known companies in our industry. Thinly traded common stock can be more volatile than common stock traded in an active public market. The average daily trading volume of our common stock in January and February, 2006 was 1,023,788 and 3,080,843 shares, respectively. The high and low bid price of our common stock for the last two years has been $3.40 and $0.0028, respectively. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

We May Be Unable To Manage Growth

Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

•  Establish definitive business strategies, goals and objectives.

•  Maintain a system of management controls.

•  Attract and retain qualified personnel, as well as, develop, train and manage management-level and other employees.

If we fail to manage our growth effectively, our business, financial condition or operating results could be materially harmed, and our stock price may decline.

There Is A Limited Public Market For Our Common Stock And Our Stockholders May Be Unable To Liquidate Their Shares

Our common stock is listed on the Over-the-Counter Bulletin Board, and there is a limited volume of sales, thus providing a limited liquidity into the market for our shares. As a result of the foregoing, stockholders may be unable to liquidate their shares.

Risks Related To This Offering

Future Sales By Our Stockholders May Adversely Affect Our Stock Price And Our Ability To Raise Funds In New Stock Offerings

Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 188,311,142 shares of common stock outstanding as of April 20, 2006, _______ shares are, or will be, freely tradable without restriction, unless held by our “affiliates”. The remaining shares of common stock which will be held by existing stockholders, including the officers and directors, are “restricted securities” and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144.

Existing Shareholders Will Experience Significant Dilution From Our Sale Of Shares Under The Standby Equity Distribution Agreement

The sale of shares pursuant to the Standby Equity Distribution Agreement will have a dilutive impact on our stockholders. For example, if the offering occurred on December 31, 2005, at an assumed offering price of $0.00266 per share (95% of a recent closing bid price of $0.0028 per share), the new stockholders would experience an immediate dilution in the net tangible book value of $0.0094 per share. Dilution per share at prices of $0.0020, $0.0013 and $0.0007 per share would be $0.0090, $0.0086 and $0.0082, respectively.

As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price, the more shares of common stock we will have to issue under the Standby Equity Distribution Agreement to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution.

Under The Standby Equity Distribution Agreement Cornell Capital Partners Will Pay Less Than The Then-Prevailing Market Price Of Our Common Stock

The common stock to be issued under the Standby Equity Distribution Agreement will be issued at a 5% discount to the lowest volume weighted average price for the five days immediately following the notice date of an advance. In addition, Cornell Capital Partners will retain 10% from each advance. Based on this discount, Cornell Capital Partners will have an incentive to sell immediately to realize the gain on the 5% discount. These discounted sales could cause the price of our common stock to decline, based on increased selling of Americana’s common stock.

The Selling Stockholders Intend To Sell Their Shares Of Common Stock In The Market, Which Sales May Cause Our Stock Price To Decline

The selling stockholders intend to sell in the public market 140,875,000 shares of common stock being registered in this offering. That means that up to 140,875,000 shares may be sold pursuant to this registration statement. Such sales may cause our stock price to decline. The officers and directors of the Company and those shareholders who are significant shareholders as defined by the SEC will continue to be subject to the provisions of various insider trading and rule 144 regulations.

The Sale Of Our Stock Under Our Standby Equity Distribution Agreement Could Encourage Short Sales By Third Parties, Which Could Contribute To The Future Decline Of Our Stock Price

In many circumstances the provision of a Standby Equity Distribution Agreement for companies that are traded on the Over-the-Counter Bulletin Board has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market’s ability to take up the increased stock or if Americana has not performed in such a manner to show that the equity funds raised will be used to grow Americana. Such an event could place further downward pressure on the price of common stock. Under the terms of our Standby Equity Distribution Agreement, Americana may request numerous draw downs pursuant to the terms of the Standby Equity Distribution Agreement. Even if we use the Standby Equity Distribution Agreement to grow our revenues and profits or invest in assets which are materially beneficial to Americana the opportunity exists for short sellers and others to contribute to the future decline of Americana’s stock price. If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so which in turn may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock the price will decline.

It is not possible to predict those circumstances whereby short sales could materialize or to what the share price could drop. In some companies that have been subjected to short sales the stock price has dropped to near zero. This could happen to Americana’s stock price.

The Price You Pay In This Offering Will Fluctuate And May Be Higher Or Lower Than The Prices Paid By Other People Participating In This Offering

The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

We May Not Be Able To Draw Down Under The Standby Equity Distribution Agreement If The Investor Holds More Than 9.9% Of Our Common Stock

In the event Cornell Capital Partners holds more than 9.99% of the then-outstanding common stock of Americana, we will be unable to draw down on the Standby Equity Distribution Agreement. Currently, Cornell Capital has beneficial ownership of less than 9.99% of our current outstanding common stock and therefore we would be able to make limited draw downs on the Standby Equity Distribution Agreement so long as Cornell Capital’s beneficial ownership remains below 9.99%. If Cornell Capital Partner’s beneficial ownership becomes 9.99% or more, we would be unable to draw down on the Standby Equity Distribution Agreement. In that event, if we are unable to obtain additional external funding or generate revenue from the sale of our products, we could be forced to curtail or cease our operations.

FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may”, “will”, “should”, “expect”, “anticipate”, “estimate”, “believe”, “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Description of Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders. The selling shareholders are the entities who have assisted in or provided financing to Americana. A description of each selling shareholder’s relationship to Americana and how each selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

Selling Stockholder	Shares Beneficially Owned Before Offering(1)	Percentage of Outstanding Shares Beneficially Owned Before Offering(1)	Shares to be Acquired under the Standby Equity Distribution Agreement	Percentage of Outstanding Shares to Be Acquired under the Standby Equity Distribution Agreement	Shares to be Sold in the Offering	Percentage of Shares Beneficially Owned After Offering(1)
Cornell Capital Partners, LP	9,900,000(2)	4.99%	125,000,000(3))	39.90%	140,000,000(4))	0%

Newbridge Securities
Corporation	0(5)	*	--	--	500,000	0%

Montgomery Equity Partners, Ltd.	0(5)	*	--	--	375,000	0%
Totals	9,900,000		125,000,000		140,875,000

_________________________________________

*	Less than one percent (1%).
(1)
Applicable percentage of ownership is based on 188,311,142 shares of common stock outstanding as of April 20, 2006, together with securities exercisable or convertible into shares of common stock within sixty (60) days of April 20, 2006, for each stockholder. Beneficial ownership is determined in accordance with the rules of the United States Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

(2)
Consists of the 1,478,940 shares of common stock received as a one-time commitment fee under the Standby Equity Distribution Agreement and the 8,421,060 common stock that could be received upon the exercise of a warrant. The terms of the warrant provides that in no event shall Cornell Capital Partners be entitled to exercise the warrant for a number of shares which, upon giving effect to the exercise, would cause the aggregate number of shares beneficially owned by Cornell Capital Partners and its affiliates to exceed 4.99% of the outstanding shares of Americana following such conversion. We are registering 13,636,304 shares of common stock underlying the warrant in the accompanying registration statement.

(3)
On October 6, 2005, we received net proceeds of $13,216 under the Standby Equity Distribution Agreement and issued 13,500,000 shares on October 6, 2005 and 10,630,833 shares on October 12, 2005 of our common stock in connection with this draw down.

(4)
Includes the shares that could be acquired by Cornell Capital Partners under the Standby Equity Distribution Agreement, the 1,478,940 shares of common stock received as a one-time commitment fee under the Standby Equity Distribution Agreement and the 13,521,060 shares underlying a warrant issued in connection with the Standby Equity Distribution Agreement.

(5)	The shares of stock that were beneficially owned by this entity were previously sold under this prospectus.

The following information contains a description of each selling shareholder’s relationship to Americana and how each selling shareholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship, with Americana, except as follows:

Shares Acquired In Financing Transactions With Americana

Cornell Capital Partners, LP. Cornell Capital Partners is the investor under the Standby Equity Distribution Agreement and a holder of a warrant. All investment decisions of, and control of, Cornell Capital Partners are held by its general partner, Yorkville Advisors, LLC and the shares beneficially owned by this entity may be aggregated with all of the other shares beneficially owned by Montgomery Equity Partners, Ltd. of which Yorkville Advisors, LLC is a general partner. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with Americana. Those transactions are explained below:

•     Standby Equity Distribution Agreement. On April 1, 2005, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, LP Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay Americana 95% of, or a 5% discount to, the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. Further, Cornell Capital Partners will retain 10% of each advance under the Standby Equity Distribution Agreement. In connection with the Standby Equity Distribution Agreement, Cornell Capital Partners received a one-time commitment fee in the form of 1,478,940 shares of common stock. We are registering 125,000,000 shares in this offering which may be issued under the Standby Equity Distribution Agreement. For Americana to receive gross proceeds of $10 million using the 125,000,000 shares being registered in this prospectus, the price of our common stock would need to average $0.08 per share. At an assumed market price of $0.0028 per share, Americana would need to issue 3,759,398,496 shares to obtain the entire $10 million available under the Standby Equity Distribution Agreement. Americana will not use any proceeds that it may receive under the Standby Equity Distribution to repay Montgomery Equity Partners, Ltd. any amounts owed to it under a secured promissory note as long as Montgomery Equity Partners, Ltd. holds such secured promissory note.

There are certain risks related to sales by Cornell Capital Partners, including:

•  The outstanding shares will be issued based on discount to the market rate. As a result, the lower the stock price around the time Cornell Capital Partners is issued shares, the greater chance that Cornell Capital Partners gets more shares. This could result in substantial dilution to the interests of other holders of common stock.

•  To the extent Cornell Capital Partners sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell
Capital Partners to sell greater amounts of common stock, the sales of which would further depress the stock price.

•  The significant downward pressure on the price of the common stock as Cornell Capital Partners sells material amounts of common stocks could encourage short sales by others. This could place further downward pressure on the price of the common stock.

Newbridge Securities Corporation. Newbridge Securities Corporation is an unaffiliated registered broker-dealer that has been retained by us. For its services in connection with the Standby Equity Distribution Agreement, Newbridge Securities Corporation received a fee of $10,000, which was paid by the issuance of 500,000 shares of common stock of Americana on April 1, 2005. These shares are being registered in this offering. All investment decisions of Newbridge Securities Corporation are made by its President, Guy Amico.

Montgomery Equity Partners, Ltd. On April 1, 2005, Americana entered into a Promissory Note with Montgomery Equity Partners, Ltd. in the principal amount of $820,000. The Note has an annual interest rate equal to 24%. Contemporaneously with the execution of the Note, Americana and Montgomery Equity Partners, Ltd. entered into a Security Agreement and a Pledge Agreement. Americana received $375,000 of the principal amount of the Note on April 1, 2005 and will receive the remaining principal balance of $445,000 two (2) business days prior to a registration statement being filed with the Securities and Exchange Commission. The Note is secured by all of Americana’s assets pursuant to the Security Agreement. In connection with the Note, Americana issued to Montgomery Equity Partners, Ltd. a warrant to purchase 375,000 shares of Americana’s common stock for a period of three (3) years at an exercise price equal to $0.001. Americana granted registration rights on the shares of common stock underlying the warrant. Americana will pay Yorkville Advisors Management, LLC a commitment fee equal to 10% of the gross proceeds of each of the above-referenced closing traunches. In addition, Americana paid to Yorkville Advisors Management, LLC a non-refundable structuring fee equal to $10,000, which was deducted from the proceeds from the first closing traunches. Pursuant to the terms of the Note, Americana had previously paid Yorkville Advisors Management, LLC a non-refundable due diligence fee equal to $2,500. Currently, we are in default under this Promissory Note due to the nonpayment in full of the monthly interest payments commencing July 2005. Americana will note use any proceeds that it may receive under the Standby Equity Distribution Agreement to repay Montgomery Equity Partners, Ltd. any amounts owed under the secured promissory note as long as Montgomery Equity Partners, Ltd. holds such secured promissory note.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners under the Standby Equity Distribution Agreement. The purchase price of the shares purchased under the Standby Equity Distribution Agreement will be equal to 95% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board for the five days immediately following the notice date. Americana will pay Cornell Capital 10% of each advance as an additional fee. Americana will not use any proceeds that it may receive under the Standby Equity Distribution to repay Montgomery Equity Partners, Ltd. any amounts owed under a secured promissory note as long as Montgomery Equity Partners, Ltd. holds such secured promissory note.

Pursuant to the Standby Equity Distribution Agreement, Americana cannot draw more than $250,000 every seven trading days, or more than $10 million over twenty-four months.

For illustrative purposes only, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Standby Equity Distribution Agreement. The table assumes estimated offering expenses of $85,000, plus 10% retainage payable to Cornell Capital Partners under the Standby Equity Distribution Agreement. The figures below are estimates only, and may be changed due to various factors, including the timing of the receipt of the proceeds.

Gross Proceeds	$ 250,000	$ 500,000	$1,000,000(1)	$ 5,000,000(1)	$10,000,000(1)
Net Proceeds	$ 140,000	$ 365,000	$ 815,000	$ 4,415,000	$ 8,915,000

No. of shares issued under the Equity Distribution
Agreement at an assumed offering price of $0.0266	93,984,962	187,969,925	375,939,850	1,879,699,248	3,759,398,496
USE OF PROCEEDS
General Working Capital	$ 140,000	$ 365,000	$ 815,000	$ 4,415,000	$ 8,915,000
Total	$ 140,000	$ 365,000	$ 815,000	$ 4,415,000	$ 8,915,000

(1)
At an assumed offering price of $0.00266 (based on a current market price of our common stock of $0.0028), Americana would be required to obtain shareholder consent to increase our authorized common stock and to register additional shares in order to obtain the above-listed proceeds under the Standby Equity Distribution Agreement.

The Standby Equity Distribution Agreement limits Americana’s use of proceeds to general corporate purposes and prohibits the use of proceeds to pay any judgment or liability incurred by any officer, director or employee of Americana, except under certain limited circumstances.

DILUTION

The net tangible book value of Americana as of December 31, 2005 was $(2,117,683) or $(0.0134) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of Americana (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to Americana, our net tangible book value will be unaffected by this offering. Our net tangible book value and our net tangible book value per share, however, will be impacted by the common stock to be issued under the Standby Equity Distribution Agreement. The amount of dilution will depend on the offering price and number of shares to be issued under the Standby Equity Distribution Agreement. The following example shows the dilution to new investors at an offering price of $0.00266 per share, which is in the range of the recent share price.

If we assume that we had issued 125,000,000 shares of common stock under the Standby Equity Distribution Agreement at an assumed offering price of $0.00266 per share, i.e., the number of shares registered in this offering under the Standby Equity Distribution Agreement, less retainage fees of $32,250 and offering expenses of $85,000, our net tangible book value as of December 31, 2005 would have been $(1,903,433) or $0.0067 per share. Note that at an offering price of $0.00266 per share, we would receive net proceeds of $214,250 of the $10,000,000 available under the Standby Equity Distribution Agreement. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.0066 per share and an immediate dilution to new stockholders of $0.0094 per share.

The following table illustrates the per share dilution:

Assumed public offering price per share		$ 0.00266
Net tangible book value per share before this offering	$(0.0134)
Increase attributable to new investors	$0.0066
Net tangible book value per share after this offering		($0.0067)
Dilution per share to new stockholders		$0.0094

The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

(1) Americana is registering 125,000,000 shares of common stock in the accompanying registration statement in connection with advances under the Standby Equity Distribution Agreement.

Assumed Offering Price	No. of Shares To Be Issued	Diluted Per Share To New Investors
$0.00266	125,000,000 (1)	$0.0094
$0.0020	125,000,000 (1)	$0.0090
$0.0013	125,000,000 (1)	$0.0086
$0.0007	125,000,000 (1)	$0.0082

_________________

(1)	Americana is registering 125,000,000 shares of common stock in the accompanying registration statement in connection with advances under the Standby Equity Distribution Agreement.

STANDBY EQUITY DISTRIBUTION AGREEMENT

Summary

On April 1, 2005, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay 95% of, or a 5% discount to, the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. The number of shares purchased by Cornell Capital Partners for each advance is determined by dividing the amount of each advance by the purchase price for the shares of common stock. Further, Cornell Capital Partners will retain 10% of each advance under the Standby Equity Distribution Agreement. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. The effectiveness of the sale of the shares under the Standby Equity Distribution Agreement is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission and obtaining all necessary permits or qualifying for exemptions under applicable state law. The costs associated with this registration will be borne by us. There are no other significant closing conditions to draws under the equity line.

Currently, our Articles of Incorporation authorize Americana to issue 500 million shares of common stock. On March 8, 2006, the Company received written consents, in lieu of a meeting of Americana’s stockholders, from holders of 91,231,234 shares representing approximately 58% of the 158,461,142 shares of the total issued and outstanding shares of voting stock of the Company approving an amendment to the Articles of Incorporation of the Company to increase the maximum number of shares of stock that the Company shall be authorized to have outstanding at any time to 2,000,000 shares of common stock.

Standby Equity Distribution Agreement Explained

Pursuant to the Standby Equity Distribution Agreement, we may periodically sell shares of common stock to Cornell Capital Partners to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every seven trading days. A closing will be held six trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners will pay the advance amount. There are no closing conditions imposed on Americana for any of the draws other than that we have filed our periodic and other reports with the Securities and Exchange Commission, delivered the stock for an advance, the trading of Americana common stock has not been suspended, and we have given written notice and associated correspondence to Cornell Capital Partners. We are limited however, on our ability to request advances under the Standby Equity Distribution Agreement based on the number of shares we have registered on this registration statement. For example, at an assumed offering price of $0.00266, we would not be able to draw the entire gross proceeds of $10,000,000 available under the Standby Equity Distribution Agreement with the 125,000,000 shares we are registering. Americana would be required to register 3,759,398,496 shares at this assumed price to obtain the entire $10 million available under the Standby Equity Distribution Agreement. Based on the limited number of available authorized shares of common stock, Americana would need to obtain shareholder approval to increase the authorized shares of common stock to access additional amounts under the Standby Equity Distribution Agreement. In order to access all funds available to us under the Standby Equity Distribution Agreement with the 125,000,000 shares being registered in this offering, the average price of shares issued under the Standby Equity Distribution Agreement would need to be $0.08.

We may request advances under the Standby Equity Distribution Agreement once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $10 million or 24 months after the effective date of the this registration statement, whichever occurs first.

The amount of each advance is subject to a maximum weekly amount of $250,000, and we may not submit an advance within seven trading days of a prior advance. The amount available under the Standby Equity Distribution Agreement is not dependent on the price or volume of our common stock. Our ability to request advances is conditioned upon us registering the shares of common stock with the SEC. In addition, we may not request advances if the shares to be issued in connection with such advances would result in Cornell Capital Partners owning more than 9.99% of our outstanding common stock. A possibility exists that Cornell Capital Partners may own 9.99% of Americana’s outstanding common stock at a time when we would otherwise plan to make an advance under the Standby Equity Distribution Agreement.

We do not have any agreements with Cornell Capital Partners regarding the distribution of such stock, although Cornell Capital Partners has indicated that it intends to promptly sell any stock received under the Standby Equity Distribution Agreement.

We cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we issued the number of shares of common stock being registered in the accompanying registration statement at a recent market price of $0.0028 per share, we would issue 125,000,000 shares of common stock to Cornell Capital Partners for gross proceeds of $332,500. These shares would represent approximately 40% of our outstanding common stock upon issuance. We will need to register additional shares of common stock in order to fully utilize the $10 million available under the Standby Equity Distribution Agreement if the average price at which we sell shares under the Standby Equity Distribution Agreement is equal to $0.08 per share.

There is an inverse relationship between our stock price and the number of shares to be issued under the Standby Equity Distribution Agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the Standby Equity Distribution Agreement for a given advance. This inverse relationship is demonstrated by the following tables, which show the net cash to be received by Americana and the number of shares to be issued under the Standby Equity Distribution Agreement at a recent market price of $0.003 per share and 25%, 50% and 75% discounts to the recent price.

Net Cash To Americana:
Market Price	$0.0028	$0.0021	$0.0014	$0.0007
Purchase Price	$0.00266	$0.0020	$0.00133	$0.000665
No. of Shares (1)	125,000,000	125,000,000	125,000,000	125,000,000
Total Outstanding (2)	313,311,142	313,311,142	313,311,142	313,311,142
Percent Outstanding (3)	39.9%	39.9%	39.9%	39.9%
Net Cash to Americana (4)	$332,500	$250,000	$166,250	$83,125

(1)
Represents the number of shares of common stock registered in the accompanying registration statement, which could be issued to Cornell Capital Partners under the Standby Equity Distribution Agreement at the prices set forth in the table.

(2)	Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners under the Standby Equity Distribution Agreement.
(3)	Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.
(4)	Net cash equals the gross proceeds minus the 10% retainage and $85,000 in offering expenses.

Number of Shares To Be Issued To Receive Gross Proceeds of $10 Million
Market Price:	$0.0028	$0.0021	$0.0014	$0.0007
Purchase Price:	$0.00266	$0.0020	$0.00133	$0.000665
No. of Shares: (1)	3,759,398,496	5,000,000,000	7,518,796,993	15,037,593,985
Total Outstanding: (4)	3,947,709,638	5,188,311,142	7,707,108,135	15,225,905,127
Percent Outstanding: (6)	95.23%	96.37%	97.56%	98.76%
Gross Proceeds to Americana: (7)	$10,000,000	$10,000,000	$10,000,000	$10,000,000

(1)
We are only registering 125,000,000 shares of common stock under this prospectus. We will need to register additional shares of common stock to obtain the entire $10 million available under the Standby Equity Distribution Agreement at these stated purchase prices.

(2)	Represents that total number of shares of common stock which would need to be issued at the stated purchase price.
(3)
At the stated purchase price and based on the limited number of available authorized shares of common stock, Americana would need to obtain shareholder approval to increase the authorized shares of common stock to obtain the entire $10 million available under the Standby Equity Distribution Agreement.

(4)
Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners, LP under the Standby Equity Distribution Agreement, not including shares issued under the convertible debentures.

(5)
Americana’s current Articles of Incorporation, as amended, authorize the issuance of 500,000,000 shares of common stock. On March 8, 2006, the Company received written consents, in lieu of a meeting of Americana’s stockholders, from holders of 91,231,234 shares representing approximately 58% of the 158,461,142 shares of the total issued and outstanding shares of voting stock of the Company approving an amendment to the Articles of Incorporation of the Company.

(6)	Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.
(7)
On October 6, 2005, we received net proceeds of $13,216 under the Standby Equity Distribution Agreement and issued 13,500,000 shares on October 6, 2005 and 10,630,833 shares on October 12, 2005 of our common stock in connection with this draw down.

Proceeds used under the Standby Equity Distribution Agreement will be used in the manner set forth in the “Use of Proceeds” section of this prospectus. Americana will not use any proceeds that it may receive under the Standby Equity Distribution to repay Montgomery Equity Partners, Ltd. any amounts owed under a secured promissory note as long as Montgomery Equity Partners, Ltd. holds such secured promissory note. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw. Cornell Capital Partners has the ability to permanently terminate its obligation to purchase shares of common stock from Americana under the Standby Equity Distribution Agreement if there shall occur any stop order or suspension of the effectiveness of this registration statement for an aggregate of fifty (50) trading days other than due to acts by Cornell Capital Partners or if Americana fails materially to comply with certain terms of the Standby Equity Distribution Agreement, which remain uncured for thirty (30) days after notice from Cornell Capital Partners.

All fees and expenses under the Standby Equity Distribution Agreement will be borne by Americana. We expect to incur expenses of approximately $85,000 in connection with this registration, consisting primarily of professional fees. In connection with the Standby Equity Distribution Agreement, Cornell Capital Partners received a one-time commitment fee in the form of 1,478,940 shares of common stock.

PLAN OF DISTRIBUTION

The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

Cornell Capital Partners is an “underwriter” within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement. Cornell Capital Partners will pay us 99% of, or a 1% discount to, the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the five days immediately following the advance date. In addition, Cornell Capital Partners will retain 10% of the proceeds received by us under the Standby Equity Distribution Agreement, and received a one-time commitment fee in the form of 1,478,940 shares of common stock. The 5% discount, the 10% retainage and the commitment fee in the form of 1,478,940 shares of common stock are underwriting discounts. In addition, Americana engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Newbridge Securities Corporation received 500,000 shares of Americana’s common stock.

Cornell Capital Partners was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. All investment decisions of, and control of, Cornell Capital Partners are held by its general partner, Yorkville Advisors, LLC. Yorkville Advisors, LLC is also the general partner of Montgomery Equity Partners, Ltd. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, Americana expects the selling stockholders to pay these expenses. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000, as well as retention of 10% of the gross proceeds received under the Standby Equity Distribution Agreement. In addition, Americana engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Newbridge Securities Corporation received 500,000 shares of Americana’s common stock. The offering expenses consist of: a SEC registration fee of $400, printing expenses of $2,500, accounting fees of $15,000, legal fees of $50,000 and miscellaneous expenses of $12,100. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement.

The selling stockholders are subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and its regulations, including, Regulation M. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Pursuant to the requirements of Item 512 of Regulation S-B and as stated in Part II of this Registration Statement, the Company must file a post-effective amendment to the accompanying Registration Statement once informed of a material change from the information set forth with respect to the Plan of Distribution.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

General

Management’s discussion and analysis of results of operations and financial condition are based upon our financial statements. These statements have been prepared in accordance with accounting principles generally accepted in the United States of America. These principles require management to make certain estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

On January 9, 2006, we announced that Americana is restructuring and will be focusing on adding new products and distributing to a wider market segment. Americana Distribution currently has two (2) subsidiaries: Americana Licensing Holding Inc. and Americana Imports and Trading Inc. Americana Licensing is a license and royalty management company. The company’s main focus is the implementation and expansion of comprehensive licensing programs designed to maximize royalty income for its clients. The company manages all aspects of royalty collection and distribution for its clients and sells licenses on their behalf. Americana Imports and Trading has emerged as a significant source of imported rugs and furniture in the Midwest. In the process, the company has expanded its realm of product mix from high-end Oriental rugs to more affordable home goods. Such diversity in products has been a key advantage in acquiring more and more of the market share, from small retailers to mass merchandisers. Americana Imports & Trading currently reflects a strong hold in supplying and/or manufacturing home décor goods to large nationwide chains such as Sam’s Club, chain stores such as Slumberland, large retailers such as Becker Furniture World and numerous small retailers across the Midwest.

Americana is currently looking to expand our product lines beyond our traditional base of printed and audio books. With the advent of downloadable content and print-on-demand books, we are exploring a range of new products and distribution models in both traditional and electronic formats.

Historically, we have been a multi-media publishing company and wholesale product provider to media distributors, operating under the belief that consumers desire audio books, e-books, CD-ROMs or a downloadable digital file in addition to traditional print books and that many publishers in the United States are unable to, or choose not to, publish manuscripts in alternative formats. Therefore, we have historically published and sold audio books, print books and electronic books in a variety of genres, including mystery, western, personal development, spiritual and children’s publications. Books are selected for publication based on information that we receive from book buyers and from our network of wholesale distributors. We receive manuscripts from independent authors, as well as from publishing houses. Historically we have licensed the manuscripts we have published either directly from the author or from the publishing house. Currently, we hold license rights to over 500 titles and during 2004, we published over 160 titles. In the past our products were sold through a network of industry sector distributors who purchase the products from us wholesale.

We did not have any sales in the fourth quarter 2005. While we are still in the audio book business, we are reevaluating our efforts to market in a more direct manner to independent truck stops, offering other products in addition to the audio books. Through our subsidiary Americana Imports and Trading, we intend to present our product line to major national wholesalers, as well as to introduce the products of Americana Imports and Trading to independent truck stops.

To date, the majority of our revenues have been earned from the sale of audio books, with sales of action sports DVDs accounting for only $25,707 in revenues during the twelve (12) months ended December 31, 2005.

Year Ended December 31, 2005 Compared To Year Ended December 31, 2004

Our revenues from operations for the year ended December 31, 2005 were $334,995 as compared to revenues of $1,229,977 for the year ended December 31, 2004. The reason for the drop in sales is due to the shift in marketing strategy, plus not having enough capital to fully implement the new plan. Instead of selling to truck stops through distributors, we are selling directly to the truck stops, to the truck drivers, through direct mail and email blasts. This strategy will result in far less returns and a higher gross profit. This shift in strategy requires more capital for sales and marketing efforts. We haves not had adequate capital to deploy this situation and thus, there has been a decline in revenues.

Our gross profit from operations for the fiscal year ended December 31, 2005 decreased to $242,242 as compared to $726,331for the fiscal year ended December 31, 2004. Our gross margin percent decreased to 45% in fiscal year 2005 from 59% in fiscal year 2004. The decrease in gross profit from operations is attributable to price reductions, while the decrease in gross margin percent is attributable to selling larger amounts of audio books at reduced prices. This was a result of decreasing aging inventory at liquidation prices.

General and administrative expenses consist primarily of salaries and related expenses for executive, finance and other administrative personnel, consultants and professional fees, recruitment expenses, and other corporate expenses, including business development. Selling, general and administrative costs decreased by $1,615,998, to $1,908,080 for the year ended December 31, 2004 as compared to $3,524,078 for the year ended December 31, 2004, a 45 % decrease. This decrease is primarily attributable the overall decrease in our business operations, the decrease in our management and employees and the decrease in our revenues.

Our net ordinary loss from operations was $1,779,449 for the year ended December 31, 2005 as compared to a loss from operations of $2,951,409 for the year ended December 31, 2004, an decrease in ordinary loss of $1,171,960. The decrease in net ordinary loss from operations was primarily This decrease is attributable to less common stock being issued to employees and consultants in 2005 as compared to 2004.

Our net loss for the year ended December 31, 2005 was $(2,362,898) as compared to $(819,901) in net loss for the year ended December 31, 2004. The increase in net loss resulted from the fact that in 2004 we had a $2,1666,863 gain from the discharge in debt due to the CMG bankruptcy.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets the satisfaction of liabilities in the normal course of business. As shown in the financial statements, during the year ended December 31, 2005, the Company incurred operating losses of $2,362,898y. These factors, among others, raise substantial doubt about its ability to continue as a going concern.

The Company’s average monthly revenues decreased during 2005 to $27,916, a decline by $74,582 per month, compared to the twelve months ended December 31, 2005. This decrease is due to the Company not having adequate working capital in order to engage in sales and marketing activities that promote sales accordance with the Company’s new marketing initiative. Therefore, the Company was unable to generate adequate revenues to cover operating expenses. During the year, the officers and directors loaned a total of $ 67,594.00 to the Company. These loans were to be repaid out of company revenues or advances under the Standby Equity Distribution Agreement. The Company was unable to repay these obligations and these notes were in default as of October 1, 2005.

The officers and directors were unable to loan the Company and further monies. There is no certainty that any one or more of these actions can be timely accomplished, will in fact occur, or will provide the anticipated benefit to improvement to net operating revenue.

Liquidity And Capital Resources

At December 31, 2005 we had no cash or cash equivalents of on hand as compared to $1,356 cash or cash equivalents at December 31, 2004. Our primary source of cash during the year ended December 31, 2005 consisted of revenues from sales of our products and a loan of $ 820,000.

Net cash used in operating activities was $(1,367,155) for the twelve months ended December 31, 2005 as compared to net cash used by operating activities of $53,248 for the twelve months ended December 31, 2004.

Net cash used by investing activities was $129,754 during the twelve months ended December 31, 2005 as compared to $318,098 net cash used by investing activities during the twelve months ended December 31, 2004. The funds were used for the purchase of audio masters requiring expenditures for studio time voice talent.

Net cash provided by financing activities during the twelve months ended December 31, 2005 was $1,495,553 as compared to net cash provided by financing activities in the amount of $341,912 for the twelve months ended December 31, 2004. We obtained a loan of $820,000, receiving $375,000 on April 1, 2005 and the remaining $445,000 on May 15, 2005, plus an additional $56,783 was put in by a directors of the Company, in the form of a Promissory Note Payable.

George Lovato Jr. has a total of $20,969.80 as of September 21, 2005, in promissory notes. Don White as a total of $2,500.00 as of August 9, 2005, in promissory notes. David Poling has a total of $3,000.00 as of August 5, 2005 in promissory notes. No payments have been made on these notes. The interest rate of 10% will also apply security interest granted to the holders of our 6% Convertible Debentures.

On April 1, 2005, the Company entered into a Standby Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Standby Equity Distribution Agreement, the Company may, at its discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay the Company 95% of the lowest volume weighted average price of our common stock as quoted by Bloomberg, LP on the Over-the-Counter Bulletin Board or other principal market on which the Company’s common stock is traded for the 5 days immediately following the notice date. Cornell Capital Partners will also retain 10% of each advance under the St by Equity Distribution Agreement. Cornell Capital Partner’s obligation to purchase shares of the Company’s common stock under the Standby Equity Distribution Agreement is subject to certain conditions, including having a registration statement covering shares of common stock sold under the St by Equity Distribution Agreement being declared effective by the Securities Exchange Commission, the maximum advance the Company may request is limited to $250,000 per week.

On April 1, 2005, the Company executed a Promissory Note in favor of Montgomery Equity Partners, Ltd. in the principal amount of $820,000. The Note has an annual interest rate equal to 24%. Contemporaneously with the execution of the Note, the Company Montgomery Equity Partners, Ltd. entered into a Security Agreement a Pledge Agreement. The Company received $375,000 of the principal amount of the Note on April 1, 2005 and did receive the balance of $445,000 in the second quarter 2005. The Note is secured by all of the Company’s assets pursuant to the Security Agreement. In connection with the Note, the Company issued to Montgomery Equity Partners, Ltd. a warrant to purchase 375,000 shares of its common stock for a period of three (3) years at an exercise price equal to $0.001. The Company granted registration rights on the shares of common stock underlying the warrant. The Company did pay Yorkville Advisors Management, LLC a commitment fee equal to 10% of the gross proceeds of each of the above-referenced closing traunches. In addition, the Company paid to Yorkville Advisors Management, LLC a non-refundable structuring fee equal to $10,000, which was deducted from the proceeds from the first closing traunches. Pursuant to the terms of the Note, the Company had previously paid Yorkville Advisors Management, LLC a non-refundable due diligence fee equal to $2,500.

On October 4, 2005, the Company received a letter from Montgomery Equity Partners, Ltd. notifying the Company that the Company has defaulted under the terms of that certain promissory note issued to Montgomery Equity Partners, Ltd. on April 1, 2005 as is fully described below and attached as Exhibit 99.5 to the Company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on April 14, 2005. Pursuant to Section 4 of the Note, an interest payment in the amount of Sixteen Thousand Four Hundred Dollars ($16,400) was due and payable on the first (1st) day of August, 2005. An additional payment of interest, also in the amount of Sixteen Thousand Four Hundred Dollars ($16,400) was due and payable on the first (1st) day of September, 2005. Pursuant to Section 3 of the Note, a principal payment in the amount of One Hundred Twenty Five Thousand Dollars ($125,000) was due and payable on September 1, 2005. Upon an event of default under the Note, the entire principal balance of Eight Hundred Twenty Thousand Dollars ($820,000) and accrued interest outstanding under the Note, and all other obligations of the Company under the Note, shall be immediately due and payable without any action on the part of Montgomery Equity Partners, Ltd. Interest shall accrue on the unpaid principal balance at twenty four percent (24%) or the highest rate permitted by applicable law, if lower, and Montgomery Equity Partners, Ltd. shall be entitled to seek and institute any and all remedies available to it. The Note is secured by certain Pledged Property as such term is defined in that certain Security Agreement, of even date with the Note, by and between the Company and Montgomery Equity Partners, Ltd. and the Note is also secured by shares of common stock of the Company which are owned by the Pledgor(s) as such term is defined in the Pledge and Escrow Agreement, of even date with the Note, by and between the Company and Montgomery Equity Partners, Ltd.. Both the Security Agreement and Pledge and Escrow Agreement are attached to the Company’s Current Report on Form 8-K as filed with the SEC on April 14, 2005 as Exhibits 99.6 and 99.7, respectively.

On October 7, 2005, Langsam Borenstein declared the Security Agreement in default and as of July 1, 2005, the amount owed was $319,142.33. Langsam Borenstein has requested and authorized management to liquidate the remaining finished inventory and duplication equipment. On November 8, 2005, Langsam Borenstein Partnership entered a confession of judgment for money with the Philadelphia County Court of Common Pleas, in the amount of $633,016.10 plus interest and costs, in connection with allegedly unpaid accounts, and pursuant to a security agreement. In December 2005, Langsam Borenstein Partnership entered into an assignment agreement with Montgomery Equity Partners, Ltd. Pursuant to that assignment agreement, Langsam Borenstein Partnership assigned to Montgomery Equity Partners, Ltd. all of Langsam Borenstein Partnership’s rights, title, and interest in all the indebtedness of Americana Publishing, together with all related security interests. The confession of judgment is still pending before the Philadelphia County Court of Common Pleas, but all of Langsam Borenstein Partnership’s interests in that judgment were assigned to Montgomery Equity Partners, Ltd.

Our revenues decreased during the fourth quarter to $$1,493. This decrease is due to us not having adequate working capital in order to engage in sales and marketing activities that promote sales in accordance with our new marketing expenses. Therefore, we were unable to generate adequate revenues to cover operating expenses. During the year, the officer and director’s loaned a total of $67,594.20 to us. These loans were to be repaid out of company revenues or SEDA (Standby Equity Distribution Agreement) advances. We were unable to repay these obligations and these notes are in default as of October 1, 2005. The former officers and directors were unable to loan the Company any further monies.

On September 22, 2005, our registration statement filed on May 9, 2005, was declared effective in relation to the Standby Equity Distribution Agreement. We were made aware through legal counsel that the proceeds obtained under the Standby Equity Distribution Agreement, could not be utilized to repay Montgomery Equity Partners, Ltd. Promissory Note in accordance with the communication between Cornell Capital Partners, Ltd. and Securities and Exchange Commission. Subsequently, we filed an amendment clarifying no such payments would be paid from SEDA proceeds, to Montgomery Equity Partners, Ltd. We then requested an advance under the terms of the Standby Equity Distribution Agreement on September 30, 2005. The net proceeds were $13,216.00 which were insufficient to subsidize our continuing operations. In light of the Standby Equity Distribution Agreement, in conjunction with our low stock price and consequently, an inability to provide sufficient working capital, as well as, the defaults claimed by Montgomery Equity Partners, Ltd. on October 4, 2005 and Langsam Borenstein on October 7, 2005, in concomitant with a series of judgments awarded against us, on October 14, 2005, we ceased publishing operations.

On December 31, 2005, we entered into that certain Settlement Agreement and Release (the “Settlement Agreement”) with Action Media Group, LLC (“AMG”), Joseph D. Agliozzo (“JDA”), Benjamin L. Padnos (“BLP”) and Peter C. Ocampo (“PCO”, and together with AMG, JDA and BLP, the “Members”) pursuant to which we and the Members (together, the “Parties” and each a “Party”) agreed (a) to terminate and have terminated that certain Purchase Agreement (the “SPA”), dated April 19, 2004, and the Amendment thereto, dated March 25, 2005, whereby we had acquired all of the assets of AMG in consideration for the issuance of a total of 8,000,000 shares of our common stock to the Members and a Consulting Agreement equal to $37,500 with BLP, (b) to settle and compromise all claims between them, (c) that there shall be no further obligations by any of the Parties to another Party with respect to the SPA, (d) that the Members shall return to the Company’s treasury all unsold shares issued pursuant to the SPA, however the Members shall be entitled to keep any proceeds generated from sales of any portion of the 8,000,000 shares, (e) that BLP shall be entitled to keep the consulting fees paid pursuant to the Consulting Agreement and (f) that we shall transfer all of the assets received from AMG pursuant to the SPA to BLP or another entity as designated by the Members; included in this transfer are (i) all source code used to power the action sports DVD rental service, Coreflix, (ii) ownership of the Coreflix brand, (iii) the URL “Coreflix.com”, (iv) the entire library of DVD inventory for the Coreflix service, (v) all mailing envelopes and other items related to the day-to-day operations of the Coreflix service and (vi) all hardware and equipment, including any computers, and other items.
On February 27, 2005 we entered into that certain Settlement Agreement and General Release (the “Settlement Agreement II”) with Montgomery Capital Partners (together with the Company, the “ADBN Parties”) on the one hand, and Addison Adams (“AA”), Erick Richardson (“ER”), Nimish Patel (“NP”), Kevin Friedmann (“KF”), Mark Abdou (“MA”), RP Capital LLC (“RPC”)and Richardson & Patel LLP (“R&P”, and together with AA, ER, NP, KF, MA and RPC, the “RP Parties”) on the other hand. Pursuant to the Settlement Agreement II, the ADBN Parties (a) made a cash payment to the RP Parties in an amount equal to $25,288.30.; such amount equals approximately 7.5% of the total amount owed by us to the RP Parties for loans, including interest through March 31, 2006, and unpaid legal fees and costs advanced by R&P (collectively, the “Obligations”) and (b) shall cause shares of our common stock to be issued to the RP Parties equal to an aggregate of five percent (5%) of the restructured company (after taking into account any stock split, reverse stock split, stock dividend, conversion of outstanding debt into stock, payment of liabilities with stock in lieu of cash and exercise of any outstanding options, warrants or other convertible securities and agreements for the issuance of additional shares of stock). The ADBN Parties on one hand and the RP Parties on the other hand have discharged and released on e another from any and all claims arising out of the Obligations pursuant to the terms of the Settlement Agreement II.

Recently Issued Accounting Pronouncements

In December of 2004 the Financial Accounting Standard Board (“FASB”) revised SFAS #123.

This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This Statement does not change the accounting guidance for share-based payment transactions with parties other than employees provided in Statement 123 as originally issued and EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” This Statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, Employers’ Accounting for Employee Stock Ownership Plans.

Americana does not expect adoption of SFAS #123 to have a material impact, if any, on its financial position.

In November of 2004 the Financial Accounting Standards Board (“FASB”) issued SFAS #151, an amendment of ARB No. 43.

This Statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that “. . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and re-handling costs may be so abnormal as to require treatment as current period charges. . . .” This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities.

Americana does not expect adoption of SFAS #149 to have a material impact, if any, on its financial position or results of operations.

In December of 2004 the Financial Accounting Standards Board (“FASB”) issued SFAS #152, an amendment of FASB Statements No. 66 and 67.

This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions. This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2.

Americana does not expect adoption of SFAS #150 to have a material impact, if any, on its financial position or results of operations.

In December of 2004 the Financial Accounting Standards Board (“FASB”) issued SFAS #153, an amendment of APB Opinion No. 29.

The guidance in APB Opinion No. 29, Accounting for Non-monetary Transactions, is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This Statement amends Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non- monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.

DESCRIPTION OF BUSINESS

Our Business

From October 1996 until April 1997, our predecessor operated as a development stage division of B.H. Capital Limited, engaging in publication design research, industry and competition research and demographic research. B.H. Capital Limited is an entity whose principal and sole owner is George Lovato, Jr., our chairman, Chief Executive Officer and President. We were incorporated under the laws of the State of Colorado on April 17, 1997.

Historically, we have been a multi-media publishing company and wholesale product provider to media distributors, operating under the belief that consumers desire audio books, e-books, CD-ROMs or a downloadable digital file in addition to traditional print books and that many publishers in the United States are unable to, or choose not to, publish manuscripts in alternative formats. Therefore, we have historically published and sold audio books, print books and electronic books in a variety of genres, including mystery, western, personal development, spiritual and children’s publications. Books are selected for publication based on information that we receive from book buyers and from our network of wholesale distributors. We receive manuscripts from independent authors, as well as from publishing houses. Historically we have also licensed the manuscripts we have published either directly from the author or from the publishing house. Currently, we hold license rights to over 500 titles and during 2004, we published over 160 titles. In the past our products were sold through a network of industry sector distributors who purchase the products from us wholesale.

On January 9, 2006, we announced that Americana is restructuring and that will be focusing on adding new products and distributing to a wider market segment. Americana is currently looking to expand our product lines beyond our traditional base of printed and audio books. With the advent of downloadable content and print-on-demand books, we are exploring a range of new products and distribution models in both traditional and electronic formats.

On March 8, 2006, the Company received written consents, in lieu of a meeting of Americana stockholders, from holders of 91,231,234 shares of common stock representing approximately 58% of the 158,461,142 shares of the total issued and outstanding shares of voting stock of the Company approving an amendment to the Articles of Incorporation of the Company pursuant to which (i) changed the name of Company to “Americana Distribution, Inc.” and (ii) to increase the maximum number of shares of stock that the Company shall be authorized to have outstanding at any time increased to 2,000,000,000 shares of common stock at par value $0.01 with no preemptive rights.

Americana Distribution currently has two (2) subsidiaries: Americana Licensing Holding Inc. and Americana Imports and Trading Inc. Americana Licensing is a license and royalty management company. The company’s main focus is the implementation and expansion of comprehensive licensing programs designed to maximize royalty income for its clients. The company manages all aspects of royalty collection and distribution for its clients and sells licenses on their behalf. Americana Imports and Trading has emerged as a significant source of imported rugs and furniture in the Midwest. In the process, the company has expanded its realm of product mix from high-end Oriental rugs to more affordable home goods. Such diversity in products has been a key advantage in acquiring more and more of the market share, from small retailers to mass merchandisers. Americana Imports & Trading currently reflects a strong hold in supplying and/or manufacturing home décor goods to large nationwide chains such as Sam’s Club, chain stores such as Slumberland, large retailers such as Becker Furniture World and numerous small retailers across the Midwest.

Sales are generated through telemarketing, direct mail and through industry contacts by our employees. Approximately 87% of our sales come from the placement of our products in truck stops. Our products are placed through a network of industry sector distributors who purchase the products from us wholesale. Our products are also sold directly to bookstores and libraries, primarily through telemarketing, and to businesses and consumers via the Internet, through our website, americanabooks.com. Approximately 10% of our sales are generated by telemarketing and the remaining 3% of our sales are generated via our website. We also publish a catalog of our audio books that we update regularly, which is provided to potential wholesale book buyers, bookstores and libraries on a regular basis. Sales that result from our catalogue mailings are not tracked separately but are included in our computation of sales resulting from telemarketing.

We did not have any sales in the fourth quarter 2005. We have had no revenues to date for the fiscal year 2006. Our current monthly expenses are approximately $12,000, which consist of professional fees for legal and accounting services. We believe that without additional external financing, we can continue in business for only two or three months. [DON: PLEASE PROVIDE] Although we are still in the audio book business, we are reevaluating our efforts to market in a more direct manner to independent truck stops, offering other products in addition to the audio books. Through our subsidiary Americana Imports and Trading, we intend to present our product line to major national wholesalers, as well as to introduce the products of Americana Imports and Trading to independent truck stops.

Audio Books

Historically, we have offered more than 600 audio book title and published our audio books on both cassette-tape and CD format. We expect that consumer demand for books will continue to shift from cassette tape to CD format. Audio book sales in the United States are primarily made through wholesale distributors, including BARJAN, KSG, UAV, TNG, and AUDIO ADVENTURES. This group of distributors historically placed our products in regional and national truck stop “chains” that include FLYING J, LOVE’S, SAPP BROTHERS, TRAVEL CENTERS OF AMERICA, and PILOT. In this industry sector, our products have been present in over 850 retail outlets serving the trucking and travel industry. During the year ended December 31, 2004, these five (5) major customers represented 29%, 20%, 13%, 5% and 5% of our net sales, respectively.

In addition to this wholesale distribution network, our books have been sold to approximately 17,000 retail stores and approximately 5,000 libraries. To obtain greater market exposure and sales penetration, we have customer database and order processing agreements with Baker and Taylor, Advanced Marketing Services, Ingram Book Company, Anderson News Company, Books-A-Million/American Wholesale Book Company, Barnes and Noble, BJ’s, Brodart Company, Hastings, Lodes Tone, Penton Overseas, Professional Media and Recorded Books. Pursuant to these database and order processing agreements, the wholesalers or retailers who are parties to the agreements include our titles in their listings of available inventory and we include their titles in our listings of available inventory.

During the fiscal year ended December 31, 2004, audio books in both cassette tape and CD formats accounted for 99.1% of our sales revenues. We duplicate, package and ship our audio book products in-house. Our duplication equipment allows us to reduce cost while increasing efficiency and speeding up delivery time. We leased and purchased this equipment in the 1st quarter of 2004.

Electronic Books

We currently have fifteen (15) books that may be available electronically in the future. There were no sales of electronic books during the 2005 and 2004 fiscal years.

Print Books

The Company has published eight (8) print books, however six (6) print books the Company no longer owns the rights to.

Coreflix

On December 31, 2005 the Company entered into that certain Settlement Agreement and Release (the “Settlement Agreement”) with Action Media Group, LLC (“AMG”), Joseph D. Agliozzo (“JDA”), Benjamin L. Padnos (“BLP”) and Peter C. Ocampo (“PCO”, and together with AMG, JDA and BLP, the “Members”) pursuant to which the Company and the Members (together, the “Parties” and each a “Party”) agreed (a) to terminate and have terminated that certain Purchase Agreement (the “SPA”), dated April 19, 2004, and the Amendment thereto, dated March 25, 2005, whereby the Company had acquired all of the assets of AMG in consideration for the issuance of a total of 8,000,000 shares of the Company’s common stock to the Members and a Consulting Agreement equal to $37,500 with BLP, (b) to settle and compromise all claims between them, (c) that there shall be no further obligations by any of the Parties to another Party with respect to the SPA, (d) that the Members shall return to the Company’s treasury all unsold shares issued pursuant to the SPA, however the Members shall be entitled to keep any proceeds generated from sales of any portion of the 8,000,000 shares, (e) that BLP shall be entitled to keep the consulting fees paid pursuant to the Consulting Agreement and (f) that the Company shall transfer all of the assets received from AMG pursuant to the SPA to BLP or another entity as designated by the Members; included in this transfer are (i) all source code used to power the action sports DVD rental service, Coreflix, (ii) ownership of the Coreflix brand, (iii) the URL “Coreflix.com”, (iv) the entire library of DVD inventory for the Coreflix service, (v) all mailing envelopes and other items related to the day-to-day operations of the Coreflix service and (vi) all hardware and equipment, including any computers, and other items.

Competition

At this time we do not represent a significant competitive presence in the audio book publishing and selling industry. We are seeking to raise our profile in a number of ways, including giving higher visibility to lesser known authors, providing easier ways to find products on our website by use of our specially designed search engine, providing faster delivery of products sold, and providing competitive pricing whenever possible. Nonetheless, since we began to sell to the truck stop market in 2003, we have established wholesale distribution-customer contracts with key distributors, including BarJan, Audio Adventures, UAV, TNG, and KSG.

Government Regulation

In general, other than state or local licensing laws, our business is not subject to government regulation. Because most of our telemarketing is targeted to other businesses, the “National Do Not Call Registry” has not had a significant effect on us. Also, because the percentage of sales we make via the Internet is so low, we do not believe that legislation taxing Internet sales, or regulating email solicitations or otherwise regulating Internet commerce will have a material adverse impact on our business.

Employees

As of April 20, 2006, we employed one (1) full time employee.

Description Of Property

Our principal executive offices are located at 195 Route 9, Suite 204, Manalpan, New Jersey 07726. We lease this space for no fee from our corporate attorneys, Anslow & Jaclin, LLP.

Legal Proceedings

On December 19, 2003, a complaint was filed against us by Challenge Printing in the State District Court of Minnesota. The complaint sought payment in the amount of $38,067 for services rendered to our subsidiary, Corporate Media Group, Inc. During the 4th quarter of 2004, our Minnesota counsel resolved the previously reported litigation brought by Challenge Printing, as vendor to the former subsidiary known as Corporate Media Group, Inc. (CMG). The matter was resolved by mediation, and a negotiated settlement. As part of the resolution, the plaintiff returned to us 86,517 pre-split shares of our common stock and we agreed to pay Challenge $15,000. As of April 1, 2005 we paid all amounts due and this matter is closed.

On July 9, 2004, a complaint was filed against us by ABF Freight System, Inc. in the Second Judicial District Court of New Mexico. The complaint sought payment in the amount of $10,537.07 for services rendered to the Company. During the 4th quarter of 2004, our New Mexico counsel resolved the previously reported litigation brought by ABF Trucking for collection of a disputed vendor account. The matter was resolved by negotiated settlement amount and stipulated payment to occur over a six month period in the amount of $1,500 per month. As of April 1, 2005 we paid all amounts due and this matter is closed.

During the 3rd and 4th quarters of 2004, on appeal to the Federal District Court for the Eastern District, State of Tennessee, we secured a reversal of a decision made by the Bankruptcy Court in the CMG bankruptcy and related adversarial proceedings brought by Richard and Susan Durand. This order set aside the Bankruptcy Court’s finding of a default against us. We filed an answer to the Complaint and we have filed a counterclaim against both Richard Duran and Susan Durand for breach of contract and fraud. We are also asking the Federal District Court to either dismiss the proceeding filed there, or in the alternative to abstain from the matter, based upon the fact that in 2002 we filed an action in the District Court of Bernalillo County, New Mexico against Richard Durand and Susan Durand for breach of contract and fraud, which claims are identical to the claims subsequently brought in the Tennessee federal court. For all matters involving Durand and Americana, respective counsel are in final settlement discussions, with the expectation that all claims will be dismissed without judgment or liability of any nature, with each party paying their own and separate costs, during the second quarter of 2005.

During 2004, New Mexico counsel resolved and otherwise paid the previously reported, Metropolitan Court (Small Claims Court), Bernalillo County, New Mexico matters against vendors/suppliers: Rex Burns (royalty dispute), and Left Field Designs (graphics services dispute). Plaintiffs Burns and Left Field sought payment of alleged vendor account balances. These matters were handled in Metropolitan Court for disputes on matters involving less than $10,000. These claimed amounts have been paid and these matters are settled.

During 2004, New Mexico counsel resolved otherwise paid the previously reported, Metropolitan Court (Small Claims Court), Bernalillo County, New Mexico matters against vendors/suppliers: Rex Burns (royalty dispute), Left Field Designs (graphics services dispute). Plaintiffs Burns Left Field sought payment of alleged vendor account balances. These matters were handled in Metropolitan Court for disputes on matters involving less than $10,000.

During 2004, New Mexico counsel continues in the normal course of business Court scheduling to handle the District Court, Bernalillo County, New Mexico disputed matter previously disclosed, known as WBX (raw materials dispute). Americana has filed its Counter Claim for damages. The matter awaits the Court’s scheduling process.

During 2004, New Mexico counsel continues in the normal course of business Court scheduling to h le the Metropolitan Court (Small Claims Court), Bernalillo County, New Mexico disputed matter known as Duel Jamieson (voice talent dispute). We settled this matter by paying $350 to Mr. Jamieson.

Our New Mexico counsel will handle a demanded account from Demand Printing (print materials dispute). We terminated this vendor account in November 2004 for non-performance intend to seek recovery for compensatory consequential damages incurred. Currently, neither party has initiated litigation for recovery of accounts or damages. Demand Printing’s claim for unpaid account balance is for less than $10,000.

On December 14, 2004 the law firm of Hagerty, Johnson, Albrightson Beitz, P.A. filed a claim against us in the Conciliation Court of Hennepin County, Minnesota. The plaintiff sought $6,597 for unpaid legal fees. We settled the action in February 2005 by paying the plaintiff $6,597 during March, 2005.

On January 20, 2005, a proceeding was initiated before the American Arbitration Association by Tew Cardenas LLP in behalf of the claimant, TheSubway.com, Inc. The arbitration Claimant is seeking $42,009 in performance fees allegedly owed by us. Preliminary hearings were held by telephone conference on or about March 24, 2005. The American Arbitration Association has set August 18, 2005 for a further conference call for scheduling a date for a full hearing on the matter. On October 5, 2005, the Company received notice, whereby, The American Arbitration Association awarded The Subway.com $42,009.79, plus, 7% annual interest from August 14, 2004, until, paid in full. In addition, the Company is required to pay $1550.00 to the American Arbitration Association, in administrative fees.

On August 24, 2005, Charlie O’Dowd was awarded a judgment from the Metropolitan Court in Bernalillo County, New Mexico, in the amount of $5667.00, for unpaid services rendered to the Company.

On September 1, 2005, the Company executed a Promissory Note in the amount of $9000.00, in a single payment form to Demand Printing Solutions. The Company was unable to obtain adequate funds, to pay this note, from its exercised advance from the Standby Equity Distribution Agreement, as previously stated. Therefore, this promissory note is currently in default.

On October 7, 2005, Langsam Borenstein declared the Security Agreement in default and as of July 1, 2005, the amount owed was $319,142.33. Langsam Borenstein has requested and authorized management to liquidate the remaining finished inventory and duplication equipment.

On October 4, 2005 Americana received a letter (the “Notice”) from Montgomery Equity Partners, Ltd. notifying the Company that the Company has defaulted under the terms of that certain promissory note issued to Montgomery Equity Partners, Ltd. on April 1, 2005 as is fully described below and attached as Exhibit 99.5 to the Company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on April 14, 2005. Pursuant to Section 4 of the note, an interest payment in the amount of Sixteen Thousand Four Hundred Dollars ($16,400) was due and payable on the first (1st) day of August, 2005. An additional payment of interest, also in the amount of Sixteen Thousand Four Hundred Dollars ($16,400) was due and payable on the first (1st) day of September, 2005. Pursuant to Section 3 of the note, a principal payment in the amount of One Hundred Twenty Five Thousand Dollars ($125,000) was due and payable on September 1, 2005. Upon an event of default under the note, the entire principal balance of Eight Hundred Twenty Thousand Dollars ($820,000) and accrued interest outstanding under the Note, and all other obligations of the Company under the Note, shall be immediately due and payable without any action on the part of Montgomery Equity Partners, Ltd. Interest shall accrue on the unpaid principal balance at twenty-four percent (24%) or the highest rate permitted by applicable law, if lower, and Montgomery Equity Partners, Ltd. shall be entitled to seek and institute any and all remedies available to it. The Note is secured by certain Pledged Property, as such term is defined in that certain Security Agreement of even date with the Note, by and between the Company and Montgomery Equity Partners, Ltd., of which certain pledged shares are being held in escrow by Yorkville Advisors, LLC. The Note is also secured by shares of common stock of the Company which are owned by the Pledgor(s), as such term is defined in the Pledge and Escrow Agreement, of even date with the Note, by and between the Company and Montgomery Equity Partners, Ltd. Both the Security Agreement and Pledge and Escrow Agreement are attached to the Company’s Current Report on Form 8-K as filed with the SEC on April 14, 2005 as Exhibits 99.6 and 99.7, respectively.

On October 7, 2005, Langsam Borenstein declared the Security Agreement in default and as of July 1, 2005, the amount owed was $319,142.33. Langsam Borenstein has requested and authorized management to liquidate the remaining finished inventory and duplication equipment. On November 8, 2005, Langsam Borenstein Partnership entered a confession of judgment for money with the Philadelphia County Court of Common Pleas, in the amount of $633,016.10 plus interest and costs, in connection with allegedly unpaid accounts, and pursuant to a security agreement. In December 2005, Langsam Borenstein Partnership entered into an assignment agreement with Montgomery Equity Partners, Ltd. Pursuant to that assignment agreement, Langsam Borenstein Partnership assigned to Montgomery Equity Partners, Ltd. all of Langsam Borenstein Partnership’s rights, title, and interest in all the indebtedness of Americana Publishing, together with all related security interests. The confession of judgment is still pending before the Philadelphia County Court of Common Pleas, but all of Langsam Borenstein Partnership’s interests in that judgment were assigned to Montgomery Equity Partners.

Other than these reported actions and resolutions, we know of no pending nor threatened litigation as of April 20, 2006.

MANAGEMENT

Officers And Directors

The following table sets forth the names, ages, and titles of each of our directors and executive officers and employees expected to make a significant contribution to Americana.

Name	Age	Position
Donna Silverman	46	President, Chief Executive Officer, Chief Financial Officer and Director
Peter Nasca	57	Director
Mike Abri	44	Director

All Directors of the Company will hold office until the next annual meeting of shareholders of the Company or until their successors are duly elected and qualified. None of our Directors, nor our outsider Advisors, currently receive any form of cash compensation for their participation on the Company’s Board of Directors. At the chairman’s discretion he may award stock and/or stock options to the Directors in lieu of cash compensation for services rendered.

The officers of the Company are appointed by the Board of Directors at the first meeting after each annual meeting of the Company’s shareholders, and hold office until their death, or until they shall resign or have been removed.

No individual on our Board of Directors possesses all of the attributes of an audit committee financial expert and no one on our Board of Directors is deemed to be an audit committee financial expert. In forming our Board of Directors, we sought out individuals who would be able to guide our operations based on their business experience, both past and present, or their education. We recognize that having a person who possesses all of the attributes of an audit committee financial expert would be a valuable addition to our Board of Directors, however, we are not, at this time, able to compensate such a person therefore, we may find it difficult to attract such a candidate.

Effective October 3, 2005, Dr. David Poling amicably resigned his positions as Director and Vice-President of Americana and Mr. Jay Simon amicably resigned his positions as Director, Secretary and Treasurer of Americana.

Effective October 14, 2005, Mr. Jerome Ruther has amicably and formally resigned his position as a member of the Board of Directors of Americana.

Effective as of November 22, 2005, Mr. George Lovato, Jr. amicably resigned as Chief Executive officer and Chairman of the Board of Directors of Americana. Effective as of November 22, 2005, Mr. Don White amicably resigned as Chief Financial Officer, Vice-President and as a Director of Americana.

Biographical Information

Donna Silverman. Ms. Silverman has served as the Company’s President, Chief Executive Officer and Chief Financial Officer since December 19, 2005 and as a Director since October 21, 2005. Ms. Silverman also serves as a Director for Global IT Holdings, Inc. (OTC BB: GBTH.OB), Tech Laboratories, Inc. (OTC BB: TCHL.OB). Ms. Silverman founded Stedman Walker, Inc. in 1996, a New York based firm which specializes in raising capital for businesses through debt and equity financing. Ms. Silverman is also a business consultant on a non-exclusive basis for Knightsbridge Capital. Ms. Silverman is experienced in the area of financing for small to medium sized businesses. Ms. Silverman’s distinguished two (2) decade career began with the Wall Street investment firms of Jay W. & Kaufmann & Co. At Paulson Investment Company, a leading underwriter in the OTC market, Ms. Silverman spearheaded the launch of the firm’s first east coast office. During her career she has owned and operated brokerage offices in New York, New Jersey, Florida and Georgia, creating and managing a sales force of more than 150 registered representatives. During that time Ms. Silverman was responsible for the successful implementation and completion of more than fifty (50) public underwritings.

Peter Nasca. Mr. Nasca has served as a Director of the Company since October 21, 2005. Mr. Nasca is also a senior-level public relations professional with extensive experience in the field. He is an accredited member of the Public Relations Society of America and a past president of the organization's Miami chapter. He has also held the positions of president-elect, secretary and treasurer, and has twice served as judge in the prestigious national Public Relations Society of America's Silver Anvil Award ceremonies. Prior to starting his own agency, Mr. Nasca was vice president and partner of a medium-sized Miami based agency. He has also served as president of one of the Southeast's largest public relations firms. He began his career in journalism in New York radio as a reporter and also spent four years at an NBC-TV affiliate as a general assignment reporter and anchor where he won several awards for journalistic excellence. He is a member of the National Investor Relations Institute (NIRI). A graduate of the University of Bridgeport, Mr. Nasca is listed in Who's Who in the South and Southwest and Who's Who Among Outstanding Business Executives. He has lectured on the field of Public relations at the University of Florida, University of Miami and Florida International University. He is a former member of the Board of Directors of Miami Subs Corporation (NASDAQ: SUBS) which was subsequently sold to Nathan’s Famous, Inc. (NASDAQ: NATH). His column, “Mid-Life Conscious” appears monthly in “Life on Stage Magazine” published by Ft. Lauderdale’s Atlantic Bank Center.

Mike Abri. Mr. Abri has served as a Director of the Company since October 21, 2005. Mr. Abri is also currently serving as a Director of Tech Laboratories, Inc. (OTC BB: TCHL.OB). Mr. Abri started his professional career as an insurance salesman for Transamerica, and subsequently he worked for Northstar Distributor, the primary wholesaler for Best Buy in its beginning stages. Mr. Abri then entered the retail rug business and has been a sales manager and owner of Oriental rug retail stores in various areas of the country (Cleveland, Ohio and Louisville Kentucky) since 1989 and in Minneapolis in 1991. Mike has knowledge of rugs and related floor coverings, and has been involved professionally in the industry for the last fifteen (15) years. Mr. Abri has particular expertise in identifying opportunities for the mass market from multiple floor and home décor products, including high end knotted designs, mass market appeal, sourcing from different areas of the world and negotiating deals. He brings the skill to translate today’s trends, color palettes, compositions, and designs into a customer focused approach to success. Mr. Abri is a graduate of the University of Minnesota with a bachelor’s degree in Business Administration.

Director’s Compensation

Currently, the Company does not have any agreements in place.

Code of Ethics

We have adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Such code of ethics will be provided to any person without charge, upon request, a copy of such code of ethics by sending such request to us at our principal office.

Executive Compensation

Summary Compensation Table

The following table shows the compensation paid over the past three fiscal years with respect to: (i) the Company’s President as of the end of the 2005 fiscal year; (ii) the four other most highly compensated executive officers (in terms of salary and bonus) serving at the end of the 2005 fiscal year whose annual salary and bonus exceeded $100,000; and (iii) up to two additional individuals who would be in category (ii) but for the fact that the individual was not serving as an executive officer of the Company at the end of the last completed fiscal year (the “named executive officers”):

		ANNUAL COMPENSATION			LONG-TERM COMPENSATION
					AWARDS			PAYOUTS
(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensa- tion	Restricted Stock Award(s)		Securities Underlying Options ($)	LTIP Payouts SARs(1)	All Other Compensa- tion

Donna Silverman	2005	--	--	--	--		--	--	--
President, CEO,CFO and	2004	--	--	--	--		--	--	--
Director(6)	2003	--	--	--	--		--	--	--

George Lovato	2005	0	0	0	0		0	0	0
CEO/Director	2004	0	0	0	569,000		0	0	0
	2003	0	0	0	5,700	(2)	0	0	0

Jay Simon	2005	0	0	0	0		0	0	0
Former	2004	0	0	0	23,000		0	0	0
Sec/Treas/Director	2003	0	0	0	0		0	0	0

David Poling	2005	0	0	0	0		0	0	0
Former	2004	0	0	0	76,750		0	0	0
Vice-Pres/Director	2003	0	0	0	500	(3)	0	0	0

Jerome Ruther	2005	0	0	0	0		0	0	0
Former Director(2)	2004	0	0	0	59,000	(4)	0	0	0
	2003	0	0	0	0		0	0	0

Don White	2005	0	0	0	0		0	0	0
Former CFO/Director	2004	0	0	0	151,000		0	0	0
	2003	0	0	0	3,200	(5)	0	0	0

(1)	No SARs were granted or exercised by any named executive officer in any of the last three fiscal years.
(2)
During the 2003 fiscal year we issued 285,000 shares of our common stock, having a value of $5,700, to Mr. Lovato. The value of the stock was computed using the closing price on December 31, 2003, of $0.003 per share. The restricted stock award vested on the date of the grant.

(3)
During the 2003 fiscal year we issued 25,000 shares of our common stock, having a value of $500, to Mr. David Poling. The value of the stock was computed using the closing price on December 31, 2003, of $0.003 per share. The restricted stock award vested on the date of the grant.

(4)	Amounts paid to Mr. Ruther were paid for services performed for the Company in conjunction with the creation of our audio books division.
(5)
During the 2003 fiscal year we issued 160,000 shares of our common stock, having a value of $3,200, to Mr. Don White. The value of the stock was computed using the closing price on December 31, 2003, of $0.003 per share. The restricted stock award vested on the date of the grant.

(6)	Donna Silverman was appointed as Chief Executive Officer and Director on December 19, 2005.

No stock options were granted or exercised by any executive officer during the fiscal year ended December 31, 2004.

On January 1, 1999, Americana entered into an employment agreement with Mr. George Lovato, its President. The term of the agreement is one year, but the agreement may automatically be renewed each year for a period of three years unless either party elects to terminate it. Mr. Lovato is to receive compensation at the rate of $250,000 per year or 5% of our gross revenue, whichever is greater. Mr. Lovato will not receive any deferred compensation from Americana. Americana may not terminate the agreement if Mr. Lovato becomes disabled, ill or incapacitated. If Mr. Lovato dies during the term of employment, the Company must pay his estate the sum of $500,000 in fifty monthly installments of $10,000 each. Subject to certain events, including the sale of substantially all of our assets to a single purchaser and bankruptcy, among others, the Company may terminate the agreement upon 90 days written notice if it pays Mr. Lovato the sum of $500,000 in twelve consecutive monthly installments. Americana may terminate the agreement with cause with twelve months written notice. During the notice period, the Company must continue to pay Mr. Lovato the full amount of his compensation. Mr. Lovato will also receive a severance allowance of $250,000 made in twelve consecutive monthly installments beginning on the date of termination. Mr. Lovato may terminate his employment upon twelve months written notice to Americana.

Mr. Don White was paid $3,000 per month for his services as Chief Financial Officer. On November 1, 1999 we entered into an employment agreement with Mr. White. The agreement may be terminated for cause or on 90 days written notice. The agreement may not be terminated if Mr. White becomes disabled. If termination occurs due to certain corporate events, such as a sale of substantially all of our assets, the purchase of our stock in a transaction meant to take us “private”, the termination of our business or the liquidation of our assets, or other enumerated events, we will be required to pay Mr. White the sum of $500,000 which may be paid in 12 consecutive monthly installments. If we terminate Mr. White’s employment for cause, we will be required to pay him a severance payment of $250,000, which may be paid in 12 consecutive monthly installments. Mr. White may terminate his employment by giving us 12 months notice. If he terminates his employment, we will be required to pay Mr. White a severance payment of $250,000, which may be paid in 12 consecutive monthly installments.

Effective as of November 22, 2005, Mr. George Lovato, Jr. amicably resigned as Chief Executive officer and Chairman of the Board of Directors of Americana. Effective as of November 22, 2005, Mr. Don White amicably resigned as Chief Financial Officer, Vice-President and as a Director of Americana.

Directors

Our Board of Directors currently consists of 3 seats; however up to 9 may be elected to serve on the board. Directors serve for a term of one year and stand for election at our annual meeting of stockholders. Pursuant to our Bylaws, a majority of directors may appoint a successor to fill any vacancy on the Board of Directors.

Committees

The Board of Directors has set up three committees as part of the compliance with new reporting regulations that were enacted under the Oxley-Sarbanes Act. The following is a list of committees that are presently active and staffed by independent directors of the company.

COMMITTEE	MEMBERS
Audit Committee	None
Compensation Committee	None

The Board of Directors has yet to determine its Audit Committee financial expert, which such expert is required to be “independent” under the Securities Exchange Act of 1934, as amended.

Compliance With Section 16(a) Of The Securities Act Of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities to file with the Securities and Exchange commission initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us copies of all Section 16(a) forms they file.

Based on available information, we believe that all filings with respect to Section 16(a) are current.

The following table contains information regarding options granted during the year ended December 31, 2005 to Americana’s named executive officers.

OPTIONS GRANT TABLE

NAME	NO. OF SECURITIES UNDERLYING OPTIONS/SAR’S GRANTED (#)	% TOTAL OPTIONS/SAR’S GRANTED TO EMPLOYEES IN YEAR ENDED DECEMBER 31, 2005 (%)	EXERCISE OR BASE PRICE ($ PER SHARE)	EXPIRATION DATE

Donna Silverman	--	--	--	--
President, CEO, CFO and Director

George Lovato	--	--	--	--
Former CEO and Director

Jay Simon	--	--	--	--
Former Secretary, Treasurer and Director

David Poling	--	--	--	--
Former Vice-President and Director

Don White	--	--	--	--
Former CFO and Director

NAME	NO. OF SECURITIES UNDERLYING OPTIONS/SAR’S GRANTED (#)	% TOTAL OPTIONS/SAR’S GRANTED TO EMPLOYEES IN YEAR ENDED DECEMBER 31, 2005 (%)	EXERCISE OR BASE PRICE ($ PER SHARE)	EXPIRATION DATE

Donna Silverman	--	--	--	--
President, CEO, CFO and Director

George Lovato	--	--	--	--
Former CEO and Director

Jay Simon	--	--	--	--
Former Secretary, Treasurer and Director

David Poling	--	--	--	--
Former Vice-President and Director

Don White	--	--	--	--
Former CFO and Director

The following table contains information regarding options exercised in the year ended December 31, 2005, and the number of shares of common stock underlying options held as of December 31, 2005, by Americana’s named executive officers.

AGGREGATED OPTIONS/SAR EXERCISES
IN LAST FISCAL YEAR AND
FISCAL YEAR END OPTIONS/SAR VALUES

NAME	SHARES ACQUIRED ON EXERCISE	VALUE REALIZED	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS/SAR’S AT FY END (#)	IN THE MONTEY OPTIONS/SAR’S AT FY END ($)

Donna Silverman	--	--	--	--
President, CEO, CFO and Director

George Lovato	--	--	--	--
Former CEO and Director

Jay Simon	--	--	--	--
Former Secretary, Treasurer and Director

David Poling	--	--	--	--
Former Vice-President and Director

Don White	--	--	--	--
Former CFO and Director

Stock Option Grants In The Past Fiscal Year

We have not issued any grants of stock options in the past fiscal year to any officer or director.

PRINCIPAL STOCKHOLDERS

Security Ownership Of Certain Beneficial Owners And Management

The following table sets forth information about the beneficial ownership of our common stock as of April 20, 2006, by (i) each person who we know is the beneficial owner of more than 5% of the outstanding shares of common stock (ii) each of our directors or those nominated to be directors, and executive officers, and (iii) all of our directors and executive officers as a group.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock(1)

Common Stock	Donna Silverman
	195 Route 9, Suite 204
	Manalapan, New Jersey 07226	28,069,832(2)	14.91%

Common Stock	Mike Abri
	195 Route 9, Suite 204
	Manalapan, New Jersey 07226	--	0%

Common Stock	Peter Nasca
	195 Route 9, Suite 204
	Manalapan, New Jersey 07226	--	0%

Common Stock	All Directors and Executive Officers as a Group (Three Persons)	28,069,832(2)	14.91%

Common Stock	Cornell Capital Partners, LP	9,900,000	4.99%
	2999 N. E. 191st Street, PH2
	Aventura, FL 33180

Common Stock	Advantage Capital Development Corp.	20,670,083	10.98%
	2999 N.E. 191st Street PH@ Aventura, Florida 33180

Common Stock	Advantage Fund I Inc.	20,670,083	10.98%
	c/o Advantage Fund I LLC
	2999 N. E. 191st Street, PH2
	Aventura, FL 33180

Common Stock	Alexy Resources LLC	14,702,720	7.81%
	c/o Newbridge Securities
	1451 West Cypress Creek Road, Suite 204
	Fort Lauderdale, FL 33309

_____________

(1)
Applicable percentage of ownership is based on 188,311,142 shares of common stock outstanding as of April 20, 2006 together with securities exercisable or convertible into shares of common stock within sixty (60) days of April 20, 2006 for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of April 20, 2006 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Of these shares, Ms. Silverman beneficially owns 27,919,832 shares in her own name and 150,000 in her capacity as sole shareholder of Kennedy, Matthews Healy & Pecora, Inc.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S
COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

Our common stock began trading on The National Association of Securities Dealers, Inc. Electronic Bulletin Board (the “OTC Bulletin Board”) on November 8, 1999. Our ticker symbol is ADBN.OB. The following table represents the closing high and low bid information for our common stock during the last two fiscal years as reported by the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The market for our common stock is sporadic.

2005	High	Low
First Quarter	$0.032	$0.009
Second Quarter	$0.032	$0.003
Third Quarter	$0.012	$0.004
Fourth Quarter	$0.0021	$0.0008

2004	High	Low
First Quarter	$1.00	$0.60
Second Quarter	$0.56	$0.03
Third Quarter	$0.17	$0.05
Fourth Quarter	$0.05	$0.02

2003	High	Low
First Quarter	$1.00	$0.64
Second Quarter	$2.40	$0.38
Third Quarter	$3.40	$1.48
Fourth Quarter	$1.24	$0.68

There were approximately 1,500 holders of common stock as of April 20, 2006. We have not paid any dividends in the past and currently we have no plans to pay dividends in the foreseeable future.

Dividend Policy

No dividends have ever been declared by the Board of Directors of Americana on its common stock. At the present time Americana does not anticipate paying dividends, cash or otherwise, on it’s common stock in the foreseeable future. Future dividends will depend on earnings, if any, of Americana, its financial requirements and other factors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On January 1, 1999, we entered into a Corporate Finance Consulting Agreement with B. H. Capital Limited, an entity owned and controlled by our President and Chief Executive Officer, Mr. George Lovato, Jr. The term of the agreement is for 5 years. This agreement requires us to pay a success fee to B. H. Capital Limited for any financing obtained for Americana by B. H. Capital Limited. The success fee is calculated as 1% of the gross amount of financing raised.

We pay B. H. Capital Limited a $3,000.00 monthly facility use fee for use of B. H. Capital Limited’s office, personnel, and facilities. This agreement was also entered into on January 1, 1999 and had an initial term of 3 years. The lease is currently continuing on a month-to-month basis.

In January 2000, we entered into a lease with Tierra Americana Real Estate, LLC, an entity controlled by our President and Chief Executive Officer, Mr. George Lovato, Jr., for the premises located at 142 Truman Street, Albuquerque, New Mexico. We use this space for offices and warehousing. We also sublet a portion of this space. The lease has a term of four years.

In September, October and November 2001, our director, Jerome Ruther, loaned us $100,000, in each month, respectively. Each loan accrues interest at the rate of 30% per year. Interest is to be paid monthly and principle is to be paid one year from the date of the loan. No payments of principle or interest have been paid toward this obligation.

In December 2001, our Chief Financial Officer and director, Don White, loaned us $10,000. The loan accrues interest at the rate of 30% per year. Interest is to be paid monthly and principle is to be paid one year from the date of the loan. No payments of principle or interest have been paid toward this obligation.

We have failed to pay any of the above loans in accordance with their terms. If they choose to do so, the holders of the promissory notes could declare the loans in default and foreclose on the collateral. The note holders could also file legal actions against us. If that were to happen, it would divert management’s attention from the business and require us to incur legal fees and expenses to defend the actions. If we were unsuccessful in our defense actions, in addition to the payment of the principal and interest and our legal fees and expenses, we would be responsible for paying the note holders’ collection costs and attorney’s fees. Attempts at collection of these debts could effect our ability to continue our operations.

During 2002, employees of Corporate Media Group, Inc. loaned money to Corporate Media Group, Inc. or its division, Visual Energy Studio. The loans totaled $83,397. The loans were not documented with promissory notes. Of this amount, $48,751 was loaned to Corporate Media Group by Richard Durand.

The Chairman, George Lovato, Jr. allowed the use of various credit cards utilized to purchase certain raw materials and services. These short term loans are intended to be paid back as soon as funds are available. The total credit card loan amount is $24,026.17.

B. H. Capital Limited purchased various duplication and packaging equipment and in turn leased this equipment back to the Company for a gross lease amount of $35,000. Lease payments are being made on a monthly basis of $1,700. This lease was executed in January of 2004 and is anticipated to terminate December of 2005.

The Company has a business consulting agreement with Knightsbridge Capital, a firm which Ms. Donna Silverman, the Company’s current President, Chief Executive Officer, Chief Financial Officer and Director, serves as an independent consultant.

DESCRIPTION OF CAPITAL STOCK

Common Stock

The Company is authorized to issue 500,000,000 shares of common stock, $0.01 par value per share, of which 188,311,142 shares were issued and outstanding at April 20, 2006. On March 8, 2006, the Company received written consents, in lieu of a meeting of Americana stockholders, from holders of 91,231,234 shares of common stock representing approximately 58% of the 158,461,142 shares of the total issued and outstanding shares of voting stock of the Company approving an amendment to the Articles of Incorporation of the Company pursuant to which (i) changed the name of the Company to “Americana Distribution, Inc.” and (ii) to increase the maximum number of shares of stock that the Company shall be authorized to have outstanding at any time increased to 2,000,000,000 shares of common stock at par value $0.01 with no preemptive rights. The securities being offered hereby are common stock. All shares have equal voting rights and are not assessable. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they chose to do so, elect all of the directors of the Company. Upon liquidation, dissolution, or winding up of the Company, the assets of the Company, after the payment of liabilities, will be distributed pro rata to the holders of the common stock. The holders of the common stock do not have preemptive rights to subscribe for any securities of the Company and have no right to require the Company to redeem or purchase their shares. All outstanding shares of common stock are, and those issued pursuant to the Standby Equity Distribution Agreement will be fully paid and non assessable.

Preferred Stock

The Company is authorized to issue 20,000,000 shares of preferred stock, no par value per share, of which no shares are issued and outstanding at April 20, 2006.

Warrants

On April 1, 2005, Americana issued warrants to purchase 13,896,060 shares of common stock for a period of three (3) years at an exercise price equal to $0.001 per share. The warrants contain a provision that the holder may not exercise the warrants in the event such exercise would cause the aggregate number of shares of Americana common stock beneficially owned by the holder and its affiliates to exceed 4.99% of he outstanding shares of American common stock following such exercise, except with sixty (60) days of the expiration date of the warrants. Americana granted registration rights for the shares of common stock underlying the warrants.

Options

The Company has 0 options outstanding at April 20, 2006.

Transfer Agent

Americana’s transfer agent is National Stock Transfer, 1512 South 1100 East, Suite B, Salt Lake City, Utah 84105, telephone 801-485-7978.

Reports To Shareholders

We intend to furnish our shareholders with annual reports which will describe the nature and scope of our business and operations for the prior year and will contain a copy of our audited financial statements for its most recent fiscal year.

Indemnification Of Directors And Executive Officers And Limitation On Liability

The laws of the state of Colorado under certain circumstances provide for indemnification of the Company’s Officers, Directors and controlling persons against liabilities which they may incur in such capacities.

In general, any Officer, Director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in the Americana’s best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the Board of Directors, by legal counsel, or by a vote of the shareholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on behalf of the Company is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in the Company’s best interest, and have not been adjudged liable for negligence or misconduct.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Americana’s Articles of Incorporation and Bylaws do not contain any provisions for indemnification as described above.

Anti-Takeover Effects Of Provisions Of The Articles Of Incorporation

Authorized And Unissued Stock. Authorized but unissued shares of common stock would be available for future issuance without our shareholders’ approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of the Americana that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with the Americana’s Board of Directors’ desires at that time. A takeover may be beneficial to shareholders because, among other reasons, a potential suitor may offer shareholders a premium for their shares of stock compared to the then-existing market price.

The existence of authorized but unissued and unreserved shares of preferred stock may enable the Board of Directors at that time to issue shares to persons friendly to current management, which would render more difficult or discourage an attempt to obtain control of the Americana by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the Americana’s management.

EXPERTS

The audited financial statements included in this prospectus and elsewhere in the registration statement for the fiscal years ended December 31, 2005 and December 31, 2004 have been audited by Philip S. Salchli, CPA. The reports of Philip H. Salchli, CPA., are included in this prospectus in reliance upon the authority of this firm as experts in accounting and auditing. The report of Philip H. Salchli, CPA. contained in this prospectus contain an explanatory paragraph regarding Americana’s ability to continue as a going concern.

LEGAL MATTERS

The validity of the shares offered herein will be opined on for us by Timothy J. Dow of Ft. Collins, Colorado, who has acted as our outside legal counsel in relation to certain, restricted tasks.

AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

FINANCIAL STATEMENTS

F-i

Independent Auditor's Report

The Board of Directors and Shareholders
Americana Distribution, Inc. (Formerly Americana Publishing, Inc.)
Manalapan, New Jersey 07726
March 10, 2006

I have audited the accompanying balance sheet of Americana Distribution, Inc. as of December 31, 2005 and the related statements of operations, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted the audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor was I engaged to perform, an audit of its internal control over financial reporting. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of Americana Distribution, Inc as of December 31, 2005 and the results of its operations and its cash flows for the year then ended in accordance with the standards of the Public Company Accounting Oversight Board (United States).

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations, and its current liabilities exceed its total current assets. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Philip H. Salchli, CPA
Houston, Texas

AMERICANA PUBLISHING, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)
SEPTEMBER 30, 2005

Americana Distribution, Inc.
Balance Sheet
As of December 31, 2005

ASSETS

Current Assets	2005

Cash and cash equivalents	$-0-
Accounts Receivable, less allowance for doubtful accounts of $-0-	-0-
Inventory	-0-
Prepaid and other current assets	18,856
Assets from discontinued operations	-0-

Total Current Assets	$18,856

Property and Equipment, net	-0-

Total Assets	$18,856

Liabilities And Shareholder's Deficit

Current Liabilities
Accounts Payable	$219,717
Accrued expenses	295,485
Notes Payable	176,794
Convertible debt - related parties	1,164,543
Notes Payable - June Convertible Debt	280,000

Total current liabilities	2,136,539

Commitments and contingencies

Shareholder's deficit
Preferred stock, no par 20,000,000 shares authorized no shares issued and outstanding	-
Common stock, $0.001 par value 500,000,000 shares authorized	-
282,018,507 shares issued and outstanding	282,022
Additional Paid-In Capital	16,169,786
Accumulated deficit	(18,569,491)

Total shareholder's deficit	(2,117,683)

Total Liabilities And Stockholder's Deficit	$18,856

The Accompanying Notes are an Integrated Part of these Financial Statements

AMERICANA DISTRIBUTION, INC.
STATEMENTS OF OPERATIONS
For the Years Ended December 31,

	2005	2004

Revenues	$334,995	$1,229,978
Cost of goods sold	92,753	503,647
Gross profit	242,242	726,331

Operating expenses
Depreciation and amortization	113,611	153,662
Selling, general, and administrative (including stock- based compensation of $314,299 and $2,344,587)	1,908,080	3,524,078

Total operating expenses	2,021,691	3,677,740

Loss from operations	(1,779,449)	(2,951,409)

Other income (expense) Miscellaneous Income	3,329	3,536
Miscellaneous Expense	(586,778)	(38,831)
Equipment W/O
Total other income (expense)	(583,449)	(35,295)

Loss before extraordinary gain	(2,362,898)	(2,986,704)

Extraordinary Item
Discharge of Bankruptcy - CMG	-0-	(2,166,803)

Net loss	(2,362,898)	(819,901)

Basic and diluted loss per share
From continuing operations	-	$(.12)
From discontinued operations	-	-

Total	-	$(.12)

Basic and diluted weighted-average shares outstanding	-	6,398,984

The accompanying notes are an integral part of these financial statements.

AMERICANA DISTRIBUTION, INC.
STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
For the Years Ended December 31,

	Additional Common Stock Shares	Paid-in Amount	Retained Capital	Earnings	Total
Balance, December 31, 2003
(after 40:1 reverse split)	2,499,976	2,500	12,858,283	(15,386,644)	(2,525,861)
Issuance of common stock for purchase of shares	100,000	100	50,150	50,250
Issuance of common stock to outside
consultants in exchange for
services rendered	4,848,838	4,849	1,369,411	1,374,260
Issuance of common
stock to Board
of Directors	5,787,500	5,787	960,713	966,500
Issuance of common stock to employees for services rendered	368,250	366	79,353	79,719
Issuance of common stock for note conversions	3,357,360	3,358	329,558	332,916
Issuance of common stock for option exercises	1,550,000	1,550	21,700	23,250
Issuance of common stock in exchange for assets	138,000	138	88,531	88,669
Net Loss				(819,900)	(819,900)
Balance, December 31, 2004	18,649,924	18,648	15,757,699	(16,206,544)	(430,244)

	Additional Common Stock Shares	Paid-in Amount	Retained Capital	Earnings	Total

Issuance of common stock to Officers & Board of Directors	4,674,250	4,676	134,066	138,742
Issuance of common stock to outside consultants in exchange for services rendered	29,212,850	29,217	146,340	175,557
Note Conversion	4,150,000	4,150	40,350	44,500
Issuance of common stock to employees	650	-0-	6	6
Warrants Issued	-0-	128,440	128,440
Issuance of common stock for collateral	201,200,000	201,200	(201,200)	-0-
Debt Restructing	175,000	175,000
Shares issued for SEDA Funds	24,130,833	24,131	(10,915)	13,216
Net Loss		(2,362,898)	(2,362,898)
Balance, December 31, 2005	282,018,507	282,022	16,169,786	(18,569,442)	(2,117,681)

AMERICANA DISTRIBUTION, INC.
STATEMENTS OF CASH FLOWS
For the Years Ended December 31,

	2005	2004

Cash flows from operating activities
Net loss from continuing operations	$(2,362,898)	$(2,951,409)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	113,611	153,662
Allowance for doubtful accounts	207,857	178,541
Issuance of common stock to outside consultants in exchange for services rendered	175,556	1,374,260
Issuance of common stock to employees and members of the Board of Directors in exchange for services rendered	138,748	966,500
Accounts receivable (Increase) Decrease	(148,601)	(57,799)
Inventory (Increase) Decrease	(50,186)	33,154
Prepaid and other current assets (Increase) Decrease	(19,063)	(32,240)
Debt Restructing	175,000	-
Equipment W/O	574,364	-
Warrant Exp	128,429	-
Bad Debt Exp	32,719	-
Accounts payable Increase (Decrease)	(11,141)	10,756
Accrued expenses Increase (Decrease)	(321,550)	228,914

Net cash used in operating activities	(1,367,155)	(53,248)
Cash flows from investing activities Purchase of property and equipment	(129,754)	(318,098)

Net cash provided by (used in) investing activities	(129,754)	(318,098)

Cash flows from financing activities
Proceeds of notes payable	$1,482,337	$257,311
Proceeds from sale of common stock	13,216	84,601

Net cash provided by financing activities	1,495,553	341,912

Net decrease in cash and cash equivalents	(1,356)	(29,434)

Cash and cash equivalents, beginning of year	1,356	30,790

Cash and cash equivalents, end of year	$-	$1,356

Supplemental disclosures of cash flow information

Interest Accrued - continuing operations	$-	$-

Income taxes paid	$-	$-

AMERICANA PUBLISHING, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)
DECEMBER 31, 2005

NOTE 1 - ORGANIZATION AND LINE OF BUSINESS

General

Americana Distribution, Inc. was organized as a Colorado corporation on April 17, 1997. Current management is restructuring the business of the company, this being the result of a diligent assessment of the viability of the core business.

NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, during the years ended December 31, 2005 and 2004, the Company (as defined in Note 3) incurred losses of ($2,362,898) and ($2,318,359.84), respectively. In addition, as of December 31, 2005, its total current liabilities exceeded its total current assets by $2,117,683. These factors, among others, raise substantial doubt about its ability to continue as a going concern.

Recovery of the Company’s assets is dependent upon future events, the outcome of which is indeterminable. The Company’s attainment of profitable operations is dependent upon the Company obtaining adequate debt and equity financing and achieving a level of sales adequate to support the Company’s cost structure. Management plans to raise additional equity capital and continue to develop its products.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

Revenue from the sale of products is recognized when the products are shipped.

Comprehensive Income

The Company utilizes SFAS No. 130, “Reporting Comprehensive Income.” This statement establishes standards for reporting comprehensive income and its components in a financial statement. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments, minimum pension liability adjustments, and unrealized gains and losses on available-for-sale securities. Comprehensive income is not presented in the Company’s financial statements since the Company did not have any of the items of comprehensive income in any period presented.

Cash and Cash Equivalents

For the purpose of the statements of cash flows, the Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Inventory

Inventory, consisting principally of videocassettes, is valued at the lower of cost (first-in, first-out) or market.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization.

Depreciation and amortization are provided using the straight-line method over estimated useful lives as follows:

AMERICANA PUBLISHING, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)
DECEMBER 31, 2005

Continuing Operations

Database and circulation list	5 years
Computer equipment	5 years
Office furniture and fixtures	5 -7 years
Web site development	5 years
Leasehold improvements	estimated useful life or lease term, whichever is shorter

Discontinued Operations

Production equipment	7 years
Vehicles	5 years
Office furniture and fixtures	5 -7 years
Assets under capital leases	3 - 6 years
Leasehold improvements	estimated useful life or lease term, whichever is shorter

Fair Value of Financial Instruments

The Company measures its financial assets and liabilities in accordance with generally accepted accounting principles. For certain of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses, the carrying amounts approximate fair value due to their short maturities. The amounts shown for line of credit, note payable - factor, notes payable - related parties, convertible debt - related parties, and capital lease obligations also approximate fair value because current interest rates offered to the Company for debt of similar maturities are substantially the same.

Stock-Based Compensation

SFAS No. 123, “Accounting for Stock-Based Compensation,” defines a fair value based method of accounting for stock-based compensation. However, SFAS No. 123 allows an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” Entities electing to remain with the accounting method of APB No. 25 must make pro forma disclosures of net loss and loss per share as if the fair value method of accounting defined in SFAS No. 123 had been applied. The Company has elected to account for its stock-based compensation to employees under APB No. 25.

Advertising Expense

The Company expenses advertising in the period the service was incurred. For the year ended December 31, 2005, advertising expense for continuing operations was approximately $10,334. For the year ended December 31, 2004, advertising expense for continuing operations was approximately $10,234.

Income Taxes

The Company utilizes SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

AMERICANA PUBLISHING, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)
DECEMBER 31, 2005

Loss Per Share

The Company utilizes SFAS No. 128, “Earnings per Share.” Basic loss per share is computed by dividing loss available to common shareholders by the weighted-average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Common equivalent shares are excluded from the computation if their effect is anti-dilutive. Because the Company has incurred net losses, basic and diluted loss per share are the same.

Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. In the event of a merger, sale of the Company, a hostile takeover attempt, or other sales of the Company’s assets, each director previously granted options will have the option to purchase 300,000 additional shares of common stock at $1 per share.

Recently Issued Accounting Pronouncements

Accounting Changes and Error Corrections-a replacement of APB Opinion No. 20 and FASB Statement No. 3
This Statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed.

Stock Option Plan

In June 2000, the Board of Directors approved the adoption of a non-qualified and incentive stock option plan, the 2000 Stock Purchase and Option Plan (the “Plan”). The Plan is intended to provide incentives to key employees, officers, and consultants of the Company who provide significant services to the Company. There are 5,000,000 shares of common stock reserved for issuance under the Plan. Options vest as determined by the Board of Directors. The Plan expires on June 30, 2010.

The exercise price of options granted under the Plan will be determined by the Board of Directors, provided that the exercise price will not be less than 85% of the fair market value on the date of grant. In addition, if the option is granted to an officer or director of the Company, the exercise price will not be less than 100% of the fair market value on the date of grant. Furthermore, incentive stock options may not be granted to a 10% shareholder, unless the exercise price is 110% of the fair market value on the date of grant.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2005 consisted of the following:

Due to the discontinuance of the audio book production, the Equipment has been written down to zero. Depreciation and amortization expense for continuing operations was $113,611 and $153,662 for the years ended December 31, 2005 and 2004, respectively.

NOTE 5 - WRITEDOWN OF ASSETS

Due to the discontinuance of the audio book publishing, various assets were written off. Below are the amounts and where they were charged. Accounts Receivable in the amount of $24,516.67 was written off and charged to Bad Debt Expense. Property and Equipment was written off in the amount of $574,364 and charged to miscellaneous expense on the Statement of Operations. Inventory, consisting of audio books and raw material in the amount of $60,613.98 was written off against Cost of Sales, on the Statement of Operations.

AMERICANA PUBLISHING, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)
DECEMBER 31, 2005

NOTE 6 - NOTES PAYABLE

Note Payable	$521,337
Notes Payable - Convertible Debt 2004	$280,000
Note Payable - Montgomery Partners	$820,000
Total	$1,621,337

NOTE 7 - COMMITMENTS AND CONTINGENCIES
Leases

The Company has no lease commitments at this time. Rent expense was $38,262 and $57,227 for the years ended December 31, 2005 and December 31, 2004, respectively.

Financial Consulting Agreement

On January 1, 1999, the Company entered into a non-cancelable, Corporate Financial Consulting Agreement with its Chairman/majority shareholder. The agreement calls for the Company to pay the related party a monthly fee of $3,000 for a period of five years in consideration for the related party providing general assistance in identifying credit/capital resources as well as providing office, personnel, and facilities to the Company.

In addition, the agreement calls for the Company to pay the related party a 1% success fee for any gross amount of debt financing or net worth of any entity merged or acquired on behalf of the Company by the related party and a 1% renewal fee of the amount of such financial arrangements for a period of five years. Management believes that the monthly fee approximates the value of these services had the Company obtained these services from an unrelated party.

Employment Agreements

On January 1, 1999, the Company entered into an employment agreement with its Chairman/majority shareholder. Under the terms of the agreement, the employee receives a salary of $250,000 per year or 5% of gross revenue of the Company, whichever is greater. The Company may not terminate the agreement for any reason as it relates to the employee’s disability, illness, or incapacity. Should the employee die during the term of employment, the Company will pay the employee’s estate $500,000 in 50 monthly installments of $10,000. Subject to certain events, including the sale of substantially all of the Company’s assets to a single purchaser or bankruptcy, the Company may terminate the agreement upon 90 days’ written notice and pay the employee $500,000 in 12 consecutive monthly installments.

With cause, the Company may terminate the agreement with 12 months’ written notice. During the notice period, the employee will be paid full compensation and receive a severance allowance of $250,000 in 12 consecutive monthly installments beginning on the date of termination. Without cause, the employee may terminate employment upon 12 months’ written notice to the Company. During the notice period, the employee may be required to perform his duties and will be paid his full compensation up to the termination date and will receive a severance allowance of $250,000, which will be paid in 12 equal and consecutive monthly installments beginning on the date of termination.

On November 1, 1999, the Company entered into a one-year employment agreement with its Vice President/director, which contains an automatic three-year renewal. Under the terms of the agreement, the employee receives a salary of $36,000 per year, plus paid vacation of five weeks. The Company may not terminate the agreement for any reason as it relates to the employee’s disability, illness, or incapacity. Subject to certain events, including the sale of substantially all of the Company’s assets to a single purchaser or bankruptcy, the Company may terminate the agreement upon 90 days’ written notice and pay the employee $500,000 in 12 consecutive monthly installments.

With cause, the Company may terminate the agreement with 12 months’ written notice. During the notice period, the employee will be paid full compensation and receive a severance allowance of $250,000 in 12 consecutive monthly installments beginning on the date of termination. Without cause, the employee may terminate employment upon 12 months’ written notice to the Company. During the notice period, the employee may be required to perform his duties and will be paid his full compensation up to the termination date and will receive a severance allowance of $250,000, which will be paid in 12 equal and consecutive monthly installments beginning on the date of termination.

AMERICANA PUBLISHING, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)
DECEMBER 31, 2005

Factoring Agreement - Continuing Operations

Litigation

The Company is involved in certain legal proceedings and claims which arise in the normal course of business. Management does not believe that the outcome of these matters will have a material effect on the Company’s financial position or results of operations.

NOTE 9 - SHAREHOLDERS’ DEFICIT

Common Stock

During the years ended December 31, 2005 and 2004, the Company sold 24,130,833 and 100,000 shares, respectively, of common stock for $13,216 and $50,000, respectively, under regulation 4(2). Regulation 4(2) provides for the sale of restricted shares of common stock without the preparation of a prospectus. The shares offered cannot be sold for a period of one year.

During the years ended December 31, 2005 and 2004, the Company issued 4,674,250 and 6,153,750 shares, respectively, of common stock to employees and members of its Board of Directors for services rendered. Compensation expense of $138,748 and $996,500 was recorded with an offset to common stock and additional paid-in capital during the years ended December 31, 2005 and 2004, respectively.

During the years ended December 31, 2005 and 2004, the Company issued 29,212,850 and 4,848,838 shares, respectively, of common stock to outside consultants and companies for services rendered. These shares were recorded at their fair market value at the time of issuance. Consulting expense of $175,557 and $1,378,086 was recorded with an offset to common stock and additional paid-in capital during the years ended December 31, 2005 and 2004, respectively.

NOTE 10 - INCOME TAXES

A reconciliation of the expected income tax computed using the federal statutory income rate to the Company’s effective rate for the years ended December 31, 2004 and 2003 was as follows:
	2005	2004

Income benefit computed at federal statutory tax rate	(34.0)%	(34.0)%
State taxes, net of federal benefit	(5.0)	(5.0)
Permanent differences	6.0	6.0
Valuation allowance	33.0	33.0

Total	-%	-%

Significant components of the Company’s deferred tax assets for income taxes consisted of the following at December 31, 2004

Deferred tax assets

Net operating loss carry forward	$7,374,315
Less valuation allowance	7,374,315
Net deferred tax assets	$-

As of December 31, 2005, the Company had net operating loss carry forwards for federal and state income tax purposes of approximately $9,470,868 and $8,150,770, respectively. The net operating loss carry forwards begin expiring in 2017.

AMERICANA PUBLISHING, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)
DECEMBER 31, 2005

NOTE 11 - RELATED PARTY TRANSACTIONS

The Company entered into a financial consulting agreement with its Chairman/majority shareholder (see Note 7).

The Company entered into an employment agreement with its Chairman/majority shareholder (see Note 7).

The Company entered into an employment agreement with its Vice President/director (see Note 7).

During the year ended December 31, 2005, the Company issued a total of 4,674,250 shares of common stock to various Board members, various officers/Board members, and the Chairman/majority shareholder valued at $138,742, which represents the fair market value.

NOTE 12 - DEBT DEFAULTMENT

All amounts owed by Americana Publishing, Inc. are in default.

NOTE 13 - LITIGATION

The Company is suing a former director for breach of warranty, breach of contract, and fraud. In addition, the former director has threatened to file a lawsuit against the Company.

Other Contingencies

The Company is in negotiations with an officer of CMG, concerning the resolution of $170,000 in expenses and reimbursements of CMG due this officer. The Company has offered 300,000 shares of common stock in exchange for any amounts it might owe to the officer. The Company has been unable to obtain a settlement.

AMERICANA PUBLISHING, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)
DECEMBER 31, 2005

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about Americana except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

❒ except the common stock offered by this prospectus;	PROSPECTUS

❒ in any jurisdiction in which the offer or solicitation is not authorized;

❒ in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;	140,875,000 Shares of Common Stock

❒ to any person to whom it is unlawful to make the offer or solicitation; or

❒ to any person who is not a United States resident or who is outside the jurisdiction of the United States.	AMERICANA DISTRIBUTION, INC.

The delivery of this prospectus or any accompanying sale does not imply that:
____________ __, 2006
❒ there have been no changes in the affairs of Americana Publishing, Inc. after the date of this prospectus; or

❒ the information contained in this prospectus is correct after the date of this prospectus.

Until _________, 2006, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification Of Directors And Officers

The laws of the state of Colorado under certain circumstances provide for indemnification of the Company’s Officers, Directors and controlling persons against liabilities which they may incur in such capacities.

In general, any Officer, Director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in the Company’s best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the Board of Directors, by legal counsel, or by a vote of the shareholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on behalf of the Company is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in the Company’s best interest, and have not been adjudged liable for negligence or misconduct.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

The Company’s Articles of Incorporation and Bylaws do not contain any provisions for indemnification as described above.

Item 25. Other Expenses Of Issuance And Distribution

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. Americana will pay all expenses in connection with this offering.

Securities and Exchange Commission Registration Fee	$400.00
Printing and Engraving Expenses	$2,500.00
Accounting Fees and Expenses	$15,000.00
Legal Fees and Expenses	$50,000.00
Miscellaneous	$12,100.00
TOTAL	$85,000.00

Item 26. Sales Of Unregistered Securities

During the past three years, the Company has issued the following securities without registration under the Securities Act of 1933:

In March 2002, we entered into an agreement with Karim Amiryan, Douglas W. Jordan, Douglas W. Jordan Defined Benefit Pension Plan, Norman Ross, Tel Pro Marketing, Stranco Investments and Vestcom to purchase from us $140,000 in principal amount of 10%. convertible debentures. Subsequently, these 10% convertible debentures were cancelled and 12% senior convertible debentures were substituted therefor.

As of April 1, 2002 we signed a securities purchase agreement with BG Holdings, LLC, referred to in this discussion as BG Holdings, and Gulf Coast Advisors, Ltd., referred to in this discussion as Gulf Coast. Pursuant to the agreement, BG Holdings and Gulf Coast agreed to purchase an aggregate of $200,000 in principal amount of our 12% senior secured convertible debentures, which were to mature on April 1, 2003. Together with such debentures, BG Holdings and Gulf Coast were also issued Class A warrants and Class B warrants. The first $100,000 in aggregate principal amount of our 12% senior secured convertible debentures, from which we received net proceeds of $80,000, was issued to BG Holdings and Gulf Coast upon execution of the securities purchase agreement. The second $100,000 in aggregate principal amount of our 12% senior secured convertible debentures were to be issued to BG Holdings and Gulf Coast upon the effectiveness of a registration statement covering shares of our common stock issuable upon the conversion of the debentures and upon exercise of the Class A Warrants and the Class B Warrants. We filed an SB-2 registration statement on July 16, 2002 (SEC file number 333-92422). The registration statement has not been declared effective.

The debentures were to bear interest at the annual rate of 12%, payable quarterly in cash or in shares of our common stock, at the discretion of the holders. If the holders elected to receive interest in the form of common stock, the number of shares of common stock to be received was to be based on the amount of the interest payment, including penalty interest, if any, divided by the conversion price, which was $0.0615, based on a closing date of April 1, 2002. In the event we failed to pay any quarterly interest payment on the date such payment was due, the interest payable on the principal amount of the debentures and on all accrued and unpaid interest would increase to 18%, or the penalty interest rate, until all accrued interest, including penalty interest, was paid in full.

We had the right to redeem, upon 180 calendar days’ notice to the holders, each of the debentures prior to maturity at 140% of the outstanding principal amount of the debentures, in addition to any unpaid interest and any default and penalty payments due.

BG Holdings and Gulf Coast had the right to immediately convert the debentures into shares of our common stock. The conversion price for the debentures was equal to 50% of the lesser of the average of the three lowest closing bid prices per share for our common stock, as reported on the over-the-counter electronic bulletin board, or such other public market that our common stock was then traded on, during either the 30 trading days prior to the closing, or the 30 trading days prior to the date of conversion of all or any part of the debentures. The conversion price was $0.0615, based on a closing date of April 1, 2002.

The Class A warrants issued to BG Holdings and Gulf Coast pursuant to the securities purchase agreement had a term that expired on April 1, 2009. The Class A warrants were exercisable into an amount of our common stock that was equal to the quotient of the principal amount of each debenture divided by its conversion price. BG Holdings and Gulf Coast had sole discretion with respect to when and if they chose to exercise any of these warrants prior to expiration. The exercise price of the Class A warrants was to be an amount equal to 50% of the lesser of the average of the lowest three closing bid prices of our common stock as reported by the over-the-counter electronic bulletin board or such other exchange where our common stock was then trading during the 30 trading days prior to closing, or the 30 trading days immediately prior to the date or dates all or any portion of the warrants were exercised. The Class A warrants contained a cashless exercise feature, allowing the holders to surrender Class A warrants in payment of the exercise price for other Class A warrants.

The Class B warrants issued to BG Holdings and Gulf Coast pursuant to the securities purchase agreement had a term that expired two years after the effective date of the registration statement registering the common stock issuable upon exercise of such warrants. The Class B warrants were exercisable into an amount of our common stock equal to five times the quotient of the principal amount of each debenture divided by its conversion price. BG Holdings and Gulf Coast had sole discretion with respect to when and if they chose to exercise any of these warrants prior to expiration. The purchase price under the Class B warrants was to be an amount equal to the lesser of 105% of the average of the lowest three closing bid prices of our common stock as reported by the over-the-counter bulletin board or such other exchange where our common stock was then trading during the 30 trading days prior to closing, or 50% of the average of the lowest three closing bid prices of our common stock as reported by the over-the-counter electronic bulletin board or such other exchange where our common stock was trading during the 30 trading days immediately prior to the date or dates all or any portion of the warrants were exercised. The Class B warrants did not contain a cashless exercise feature.

In April 2002 the debentures and warrants were delivered to BG Holdings and Gulf Coast and $80,000 in net proceeds was transferred to us.

The securities issued in these two offerings were issued pursuant to an exemption provided by Rule 506 of Regulation D of the Securities Act of 1933.

On June 15, 2003 a restructuring agreement was entered into between Advantage Fund, LLC and all of the investors who held our 12% debentures. Pursuant to the restructuring agreement,

(i) the shares that had been issued to Gulf Coast and BG Holdings were returned to treasury;

(ii) Advantage Fund LLC and its designees exercised the Class A Warrants and we issued to them a total of 22,142,847 shares of our restricted common stock. The sales of these securities were made pursuant to an exemption provided by Section 4(2) of the Securities Act of 1933;

(iii) the Class B Warrants were retired;

(iv) the principal amount of the debentures was increased to $337,195;

(v) the interest rate of the debentures was reduced to 6% and is paid quarterly; and

(vi) the due date of the debentures was extended until June 15, 2005.

Payment of the debentures is secured by our assets. Holders of the debentures may choose to accept shares of our common stock in lieu of cash in payment of the principle amount and any interest accrued thereon. If all of the debenture holders demanded that principle and interest be paid with shares of our common stock, we would issue a number of shares of common stock equal to the amount of principle and interest owed divided by the “Conversion Price”, which is defined in the debenture as an amount equal to the lesser of the average of the three lowest closing bid prices per share for the common stock, as reported on the over-the-counter electronic bulletin board, or such other public market that the common stock is then traded, during either: (i) the 30 trading days prior to the closing of the sale of the debentures; or (ii) the 30 trading days prior to the date of conversion. The average of the three lowest closing bid prices per share for the common stock on the date of closing was $0.02. Therefore, if all the principle and interest owed pursuant to the debentures was paid with common stock, the number of shares of common stock we would be required to issue would be 22,510,600 shares.

Based on the forgoing, we intend to withdraw the registration statement we filed on July 16, 2002.

During the 2002 fiscal year, 13,965,601 shares of our common stock were issued to the following individuals:

•  1 million shares were issued to our Chief Executive Officer and President, George Lovato;

•  500,000 shares were issued to our Chief Financial Officer, Don White;

•  500,000 shares were issued to Dr. David Poling, a member of our Board of Directors;

•  1,077,000 shares were issued to various employees; and

•  10,888,601 shares were issued to various consultants.

All of this stock was issued in lieu of cash compensation for services rendered or as a bonus for extraordinary services rendered. The common stock was issued at an average price of $0.27 per share to employees, officers and directors for total services valued at $274,586 and to consultants for total services valued at $992,055. These transactions were made pursuant to an exemption provided by Section 4(2) of the Securities Act of 1933.

During January 2002 we conducted a private offering of our common stock to accredited investors. We sold 261,666 shares at a value of $0.15 per share for total proceeds of $39,249.90. This transaction was exempt from registration pursuant to Rule 506 of Regulation D of the Securities Act of 1933.

In February 2002 we sold 1,000,000 shares of our common stock, having a value of $0.10 per share, to Anthony Broy, an accredited investor, for a purchase price of $100,000. This transaction was exempt from registration pursuant to section 4(2) of the Securities Act of 1933.

On April 1, 2002 we issued 250,000 shares of our common stock, valued at $0.027 per share, to Jerome Ruther for the purchase of inventory and master tapes produced by Sunset Productions, Inc. and subsequently acquired by Mr. Ruther. The inventory and master tapes were valued at $67,500. This transaction was entered into in reliance on an exemption provided by Section 4(2) of the Securities Act of 1933.

During the 2004 fiscal year, 11,002,588 post split shares of our unregistered common stock not otherwise previously reported were issued to the following individuals:

•  3,812,500 shares were issued to our Chief Executive Officer and President, George Lovato;

•  850,000 shares were issued to our Chief Financial Officer, Don White;

•  637,500 shares were issued to Dr. David Poling, a member of our Board of Directors;

•  125,000 shares were issued to Jay Simon, a member of our Board of Directors;

•  362,500 shares were issued to Jerome Ruther, a member of our Board of Directors;

•  366,250 shares were issued to various other employees; and

•  4,848,838 shares were issued to various consultants.

All of this stock was issued in lieu of cash compensation for services rendered or as a bonus for extraordinary services rendered. The common stock was issued at an average price of $0.15 per share to employees, officers and directors for total services valued at $966,500 and to consultants for total services valued at $1,374,260. These transactions were made pursuant to an exemption provided by Section 4(2) of the Securities Act of 1933.

In January 3, 2005, 500,000 shares were issued to Ben Padnos at .03 cents/share, for consulting. We relied on section 4(2) of the Securities Act of 1933 to issue the securities in as much as the common stock was issued without any form of general solicitation or general advertising and the acquirer was an accredited investor. The stock was valued at market price and charged to compensation/consulting expense.

On January 11, 2005, 739,674 shares were issued to Ben Padnos at .03 cents/share, for consulting. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising and the acquirer was an accredited investor. The stock was valued at market price and charged to compensation/consulting expense.

On February 14, 2005 we issued 500,000 shares of restricted common stock, at a value of $0.01 per share to Advantage Capital Development in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising and the acquirer was an accredited investor. The stock was valued at a pre- determined conversion value and reduced notes payable.

On February 21, 2005 we issued 500,000 shares of restricted common stock, at a value of $0.03 per share to John Wagner in consideration for services rendered to the Company. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising and the acquirer was an accredited investor. The stock was valued at market price and charged to compensation/consulting expense.

On February 8, 2005 we issued 1,800,000 shares of restricted common stock, at a value of $0.03 per share to George Lovato, Jr., David Poling, Don White and Jay Simon in consideration for services rendered to the Company. We issued these securities in reliance on Section 4(2) of the Securities Act of 1933. There was no form of general solicitation or general advertising undertaken and the acquirers are insiders, a status that affords them effective access to the information registration would otherwise provide. The stock was valued at market price and charged to compensation/consulting expense.

On March 9, 2005 we issued 187,000,000 shares of restricted common stock, at a value of $0.001 per share to Montgomery Equity in consideration for collateral on a note to the Company. We relied on section 4(2) of the Securities Act of 1933 and Regulation D thereunder to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising and the acquirer was an accredited investor. The stock was valued at par value and credited to common stock with an offset to paid in capital.

On March 9, 2005 we issued 1,478,940 shares of restricted common stock, at a value of $0.03 per share to Cornell Capital Partners in consideration for financing to the Company. We relied on section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising and the acquirer was an accredited investor. The stock was valued at market price and charged to compensation/consulting expense.

On March 17, 2005 we issued 500,000 shares of restricted common stock, at a value of $0.03 per share to Newbridge Securities in consideration for financing to the Company. We relied on section 4(2) of the Securities Act of 1933 and Regulation D promulgated there under to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising and the acquirer was an accredited investor. The stock was valued at market price and charged to compensation/consulting expense.

On March 17, 2005 we issued 2,800,000 shares of restricted common stock, at a value of $0.03 per share to George Lovato, Jr. in consideration for services rendered to the Company. We issued these securities in reliance on Section 4(2) of the Securities Act of 1933. There was no form of general solicitation or general advertising undertaken and the acquirer is an insider, a status that affords him effective access to the information registration would otherwise provide. The stock was valued at market price and charged to compensation/consulting expense.

On March 17, 2005 we issued 3,650,000 shares of restricted common stock, at a value of $0.01 per share to Jerome Ruther in consideration for a note conversion. We issued these securities in reliance on Section 4(2) of the Securities Act of 1933. There was no form of general solicitation or general advertising undertaken and the acquirer is an insider, a status that affords him effective access to the information registration would otherwise provide. The stock was valued at a predetermined conversion value and when issued, used to reduce notes payable.

On April 21, 2005, 74,900 shares were issued to Jill Gaines-Fuller, George Lovato Jr., Don White, David Poling and Jay Simon at .01 cents/share in consideration for services rendered to the Company. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor. The stock was valued at market price and charged to compensation/consulting expense.

On April 25, 2005, Advantage Fund One LLC, elected to convert $75,000 of its $109,869 convertible note, resulting in the issuance of 25,000,000 shares of common stock. This conversion resulted in reducing the note balance to $34,869. This transaction was completed on May 11, 2005. The reason for the conversion was the fact that the note had been in default, however, the investor has been willing to work with the company and thus the previous conversions have been done in a manner that is considered not detrimental. The terms of the conversion were negotiated directly with the investor. The following shares make up the 25,000,000 shares issued to the Advantage Fund for a $75,000 note conversion. The stock was issued at a negotiated price below market. Part of the issuance of stock was charged to debt restructuring expense and part to note reduction.

On April 25, 2005 we issued 2,600,000 shares of restricted common stock, at a value of $0.003 per share to Advantage Capital Development in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 500,000 shares of restricted common stock, at a value of $0.003 per share to David Welner in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 3,000,000 shares of restricted common stock, at a value of $0.003 per share to Alexly Resources LLC in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 2,000,000 shares of restricted common stock, at a value of $0.003 per share to Sinai North Co. in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 1,000,000 shares of restricted common stock, at a value of $0.003 per share to Dennis Mancino in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 400,000 shares of restricted common stock, at a value of $0.003 per share to Jesse Dobrinsky in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 3,000,000 shares of restricted common stock, at a value of $0.003 per share to Triple Crown Consulting in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 3,000,000 shares of restricted common stock, at a value of $0.003 per share to Triple Crown Consulting in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 2,000,000 shares of restricted common stock, at a value of $0.003 per share to David Hay in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 750,000 shares of restricted common stock, at a value of $0.003 per share to Shazam Stocks in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 750,000 shares of restricted common stock, at a value of $0.003 per share to All Penny Stocks in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 1,500,000 shares of restricted common stock, at a value of $0.003 per share to Chris Knapp in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 750,000 shares of restricted common stock, at a value of $0.003 per share to Financial News USA in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 750,000 shares of restricted common stock, at a value of $0.003 per share to Ed Meyer, Jr. in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 2,000,000 shares of restricted common stock, at a value of $0.003 per share to Robert Pozner in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

On April 25, 2005 we issued 1,000,000 shares of restricted common stock, at a value of $0.003 per share to Eric Jacobson in consideration for a note conversion. We relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising the acquirer was an accredited investor.

Unless otherwise specified above, the Company believes that all of the above transactions were transactions not involving any public offering within the meaning of Section 4(2) of the Securities Act of 1933, as amended, since (a) each of the transactions involved the offering of such securities to a substantially limited number of persons; (b) each person took the securities as an investment for his/her/its own account and not with a view to distribution; (c) each person had access to information equivalent to that which would be included in a registration statement on the applicable form under the Securities Act of 1933, as amended; (d) each person had knowledge and experience in business and financial matters to understand the merits and risk of the investment; therefore no registration statement needed to be in effect prior to such issuances.

EXHIBITS

3.1(i)	Articles of Incorporation, incorporated by references from the registrant’s Form 10-SB filed with the Securities and Exchange Commission on April 15, 1999.
3.2(ii)	Bylaws, incorporated by references from the registrant’s Form 10-SB filed with the Securities and Exchange Commission on April 15, 1999.
5.1	Opinion of Counsel, incorporated by reference to Exhibit 5.1 to the Company’s SB-2 as filed with the U.S. Securities and Exchange Commission on May 9, 2005.
10.1

Security Agreement and Power of Attorney to Langsam Borenstein Partnership, (“Purchaser”) by Americana Publishing, Inc. (“Seller”) filed with the Securities and Exchange Commission on October 23, 2003.

10.2

Agreement with Karim Amiryani, Douglas W. Jordan, Douglas W. Jordan Defined Benefit Pension Plan, Norman Ross, Tel Pro Marketing, Stranco Investment and Vestcom for the purchase of 12% Convertible Debentures, filed with the Securities and Exchange Commission on October 23, 2003.

10.3	Restructure Agreement between Advantage Fund I, LLC and Americana Publishing, Inc., filed with the Securities and Exchange Commission on October 23, 2003.
10.4	6% Senior Secured Convertible Debenture issued by the registrant in favor of Advantage Fund I, LLC, filed with the Securities and Exchange Commission on October 23, 2003.
10.5	Convertible Debenture dated September 13, 2001 in favor of Jerome Ruther, filed with the Securities and Exchange Commission on October 23, 2003.
10.6	Convertible Debenture dated October 12, 2001 in favor of Jerome Ruther, filed with the Securities and Exchange Commission on October 23, 2003.
10.7	Convertible Debenture dated November 21, 2001 in favor of Jerome Ruther, filed with the Securities and Exchange Commission on October 23, 2003.
10.8	Convertible Debenture dated September 2002 in favor of S. Fixler, filed with the Securities and Exchange Commission on October 23, 2003.
10.9	Convertible Debenture dated October 2002 in favor of Don White, filed with the Securities and Exchange Commission on October 23, 2003.
10.10	Convertible Debenture dated December 2002 in favor of S. Fixler, filed with the Securities and Exchange Commission on October 23, 2003.
10.11	Promissory Note dated December 5, 2001 in favor of Don White, filed with the Securities and Exchange Commission on October 23, 2003.
10.12

Lease between Americana Publishing, Inc. and B. H. Capital, Inc. for premises located at 303 San Mateo NE, Suite 104A, Albuquerque, New Mexico, filed with the Securities and Exchange Commission on October 23, 2003.

10.13

Lease between Americana Publishing, Inc. and Tierra Americana Real Estate, LLC for premises located at 142 Truman Street, Albuquerque, New Mexico, incorporated by reference from the registrant’s Form 10-KSB (File No. 000-25783) filed with the Securities and Exchange Commission on February 25, 2000.

10.14	Lease between Corporate Media Group, Inc. and Rick Durand for premises located at 142 Lupton Lane, Cleveland, Tennessee, filed with the Securities and Exchange Commission on October 23, 2003.
10.15

Employment Agreement between Americana Publishing, Inc. and George Lovato, incorporated by reference from the registrant’s Form 10-SB filed with the Securities and Exchange Commission on April 15, 1999.

10.16

Employment Agreement between Americana Publishing, Inc. and Don White, incorporated by reference from the registrant’s Form 10-KSB (File No. 000-25783) filed with the Securities and Exchange Commission on February 25, 2000.

10.17

Americana Publishing, Inc. 2000 Stock Purchase and Option Plan, incorporated by reference to the registrant’s registration statement on Form S-8 (File No. 333- 48408) filed with the Securities and Exchange Commission on October 23, 2000.

10.18

Americana Publishing, Inc. 2003 Equity Incentive Plan, incorporated by reference from the registrant’s registration statement on Form S-8 (File No. 333-105369) filed with the Securities and Exchange Commission on May 19, 2003.

10.19

Corporate Finance Consulting Agreement between the registrant and B. H. Capital Ltd., incorporated by reference from the registrant’s Form 10-SB filed with the Securities and Exchange Commission on April 15, 1999.

10.20	Form of 12% Senior Secured Convertible Debenture, filed with the Securities and Exchange Commission on October 23, 2003.
10.21	Form of Class A Warrant issued to BG Holdings, LLC and Gulf Coast Advisors, Ltd., filed with the Securities and Exchange Commission on October 23, 2003.
10.22	Form of Class B Warrant issued to BG Holdings, LLC and Gulf Coast Advisors, Ltd., filed with the Securities and Exchange Commission on October 23, 2003.
10.23	Form of Class A Warrant issued to Toscana Group, Inc., filed with the Securities and Exchange Commission on October 23, 2003.
10.24	Form of Class B Warrant issued to Toscana Group, Inc., filed with the Securities and Exchange Commission on October 23, 2003.
10.25	6% Senior Secured Convertible Debenture issued to Addison Adams, December 18, 2003, filed with the Securities and Exchange Commission on March 30, 2004.
10.26	6% Senior Secured Convertible Debenture issued to Nimish Patel, December 18, 2003, filed with the Securities and Exchange Commission on March 30, 2004.
10.27	6% Senior Secured Convertible Debenture issued to Erick Richardson, December 18, 2003, filed with the Securities and Exchange Commission on March 30, 2004.
10.28	Equipment lease between Americana Publishing, Inc. and B.H. Capital Limited, LLC, filed with the Securities and Exchange Commission on March 30, 2004.

10.29	Settlement Agreement and General Release, dated December 31, 2005, by and among the Company, Action Media Group, LLC, Joseph D. Agliozzo, Benjamin L. Padnos and Peter C. Ocampo, filed herewith.
10.30

Settlement Agreement and General Release, dated February 27, 2006, by and among the Company and Montgomery Capital Partners on the one hand and Addison Adams, Erick Richardson, Nimish Patel, Kevin Friedmann, Mark Abdou, RP Capital LLC, and Richardson & Patel LLP on the other hand, filed herewith.

14.1	Code of Ethics filed with the Securities Exchange Commission on March 30, 2004.
23.1	Consent of Independent Auditor, filed herewith.

Item 28. Undertakings

The undersigned registrant hereby undertakes:

  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

  (i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933, as amended (the “Act”);

      (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

  (iii) Include any additional or changed material information on the plan of distribution;

  (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on April 26, 2006.

Date: April 26, 2006	AMERICANA DISTRIBUTION, INC.

By: /s/ Donna Silverman Name: Donna Silverman
Title: President, Chief Executive Officer, Chief Financial Officer, Principal Executive Officer, Principal Accounting Officer and Director

In accordance with the Securities Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.
Signature	Title	Date

/s/ Donna Silverman Donna Silverman	President, Chief Executive Officer, Chief Financial Officer, Principal Executive Officer, Principal Accounting Officer and Director	April 26, 2006

/s/ Peter Nasca Peter Nasca	Director	April 26, 2006

Mike Abri	Director	April __, 2006